Form 10-K, Exhibit 13
period 1995-12-31
60 EAST 42ND STREET ASSOCIATES
filed 1996-04-15
CIK 90794

[LETTERHEAD OF
          WIEN MALKIN & BETTEX
          COUNSELLORS AT LAW]















                                       January 31, 1996




         To Participants in 60 East 42nd St. Associates
            Federal Identification Number 13-6077181


              We enclose the annual report of the partnership which owns the premises at 60 East 42nd Street (the Lincoln Building), and at 301 Madison Avenue, New York City, for the year ended December 31, 1995.

              The reported income for 1995 was $2,430,979. This was less than distributions of $2,455,755, because of the amortization of mortgage refinancing costs.

              Monthly distributions during 1995 totalled $1,046,420, or about 14.9% per annum on the original cash investment of $7,000,000. The distributions were made possible by advances from the lessee totalling $1,053,800 against additional rent.

              Additional rent for the lease year ended September 30, 1995 was $2,619,728, or an excess of $1,565,928 over the advances of $1,053,800. Wien, Malkin & Bettex received $156,593 and the bal-ance of the excess rent of $1,409,335 was distributed to the par-ticipants on November 30, 1995. The additional distribution of $1,409,335 represented an annual return of about 20.1% on the cash investment of $7,000,000, so that total distributions for 1995 were at the rate of about 35% per annum.

              Taking into account that a portion of prior distributions constituted a return of capital, the book value on December 31, 1995 of an original cash investment of $10,000 was a deficit bal-ance of $6,392.


                                       (over)

         Re:  60 East 42nd St. Associates                                2.






              The enclosed Schedule K-1 form(s) (Form 1065), containing 1995 tax information, must be reviewed in detail by your accoun-tant.

              If you have any question about the enclosed material, please communicate with us at our New York office or, if it is more con-venient, at our branch office in Palm Beach, Florida.

              Please retain this letter and the enclosed Schedule K-1 form(s) for the preparation of your income tax returns for the year 1995.

                                       Cordially yours,

                                       WIEN, MALKIN & BETTEX

                                       By:  Stanley Katzman
         SK:fm
         Encs.

                     INDEPENDENT ACCOUNTANTS' REPORT




To the participants in 60 East 42nd St. Associates (a Partnership):



We have audited the accompanying balance sheet of 60 East 42nd St. Associates ("Associates") as of December 31, 1995, and the related statements of income, partners' capital (deficit) and cash flows for the year then ended. These financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Associates as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                   Jacobs Evall & Blumenfeld LLP


January 23, 1996












                                    60 EAST 42ND ST. ASSOCIATES

                                        FINANCIAL STATEMENTS

                                                AND

                                  INDEPENDENT ACCOUNTANTS' REPORT

                                   YEAR ENDED DECEMBER 31, 1995

                                    60 EAST 42ND ST. ASSOCIATES

                                           BALANCE SHEET

                                         DECEMBER 31, 1995







Assets
  Cash in National Westminster Bank USA                            $       677
  Cash in distribution account held
   by Wien, Malkin & Bettex                                             87,202

                                                                        87,879

  Real estate at 60 East 42nd Street and
   301 Madison Avenue, New York City:
     Buildings                                                     $16,960,000
        Less:  Accumulated depreciation            16,960,000               -
     Building improvements                                           1,574,135
        Less:  Accumulated depreciation             1,574,135               -
     Land                                                            7,240,000

  Mortgage refinancing costs                                           249,522
     Less: Accumulated amortization                    30,681          218,841

           Total assets                                            $ 7,546,720



Liabilities and partners' capital (deficit)
  Liabilities:
     First mortgage                                                $12,020,814

  Partners' capital (deficit)                                       (4,474,094)


           Total liabilities and
               partners' capital (deficit)                         $ 7,546,720





                          See accompanying notes to financial statements.

                                  60 EAST 42ND ST. ASSOCIATES

                                        STATEMENT OF INCOME

                                   YEAR ENDED DECEMBER 31, 1995




Income:
  Basic rent income                                                  $1,087,842
  Additional rent income                                              2,619,728

           Total income                                               3,707,570


Expenses:
  Interest on first mortgage                                         $1,063,842
  Supervisory services                                                  187,973
  Amortization of mortgage refinancing costs           24,776

           Total expenses                                             1,276,591


Net income                                                           $2,430,979






















                          See accompanying notes to financial statements.

                                    60 EAST 42ND ST. ASSOCIATES

                             STATEMENT OF PARTNERS' CAPITAL (DEFICIT)

                                   YEAR ENDED DECEMBER 31, 1995







Partners' capital (deficit), January 1, 1995                       $(4,449,318)

  Add, Net income for the year ended
   December 31, 1995                                                 2,430,979

                                                                    (2,018,339)

  Less, Distributions:
     Monthly distributions, January 1,
      1995 through December 31, 1995               $1,046,420


     Distribution on November 30, 1995 of
      balance of additional rent for the
      lease year ended September 30, 1995           1,409,335
                                                                     2,455,755


           Partners' capital (deficit),
            December 31, 1995                                      $(4,474,094)
















                          See accompanying notes to financial statements.
                                    60 EAST 42ND ST. ASSOCIATES

                                      STATEMENT OF CASH FLOWS

                                   YEAR ENDED DECEMBER 31, 1995



Cash flows from operating activities

  Net income                                                    $ 2,430,979

  Adjustments to reconcile net income to
   cash provided by operating activities:

     Amortization of mortgage refinancing costs                      24,776
     Change in accrued interest on first mortgage                   (88,653)

           Net cash provided by operating activities              2,367,102


Cash flows from financing activities

  Monthly distributions to participants                          (1,046,420)

  Distribution on November 30, 1995 of
   balance of additional rent for the
   lease year ended September 30, 1995                           (1,409,335)

           Net cash used in financing activities                 (2,455,755)


Net change in cash                                                  (88,653)

Cash at beginning of year                                           176,532

           Cash at end of year                                  $    87,879


Supplemental disclosure of cash flows information

  Cash paid in 1995 for:

    Interest                                                     $ 1,152,495


                          See accompanying notes to financial statements.

                                    60 EAST 42ND ST. ASSOCIATES

                                   NOTES TO FINANCIAL STATEMENTS

                                         DECEMBER 31, 1995




1.   Business Activity

     60 East 42nd St. Associates ("Associates") is a general partnership which owns commercial property at 60 East 42nd Street and 301 Madison Avenue, New York, N.Y. The property is net leased to Lincoln Building Associates.



2.   Summary of Significant Accounting Policies

        Use of estimates

        In preparing financial statements in conformity with generally accepted accounting principles, management often makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Land, buildings, building improvements and depreciation:

        Land, buildings and building improvements are stated at cost. Depreciation was provided on the straight-line method over the estimated useful life of the buildings, 26 years from October 1, 1958, and the estimated useful life of the building improvements, 20 years, 5 months from May 1, 1964. The buildings and building improvements are fully depreciated.

        Mortgage refinancing costs and amortization:

        Mortgage refinancing costs of $249,522, incurred in connection with the October 6, 1994 refinancing of the first mortgage, are being amortized ratably over the term of the mortgage, from October 6, 1994 through October 31, 2004.



3.   First Mortgage Payable

     On October 6, 1994, a first mortgage was placed on the property with Morgan Guaranty Trust Company of New York, as trustee of a pension trust, in the amount of $12,020,814. The first mortgage requires constant equal monthly payments

                                    60 EAST 42ND ST. ASSOCIATES

3.   First Mortgage Payable (continued)

     totalling $1,063,842 per annum for interest only, at the rate of 8.85% per annum,and matures on October 31, 2004. The real estate is pledged as collateral for the first mortgage.

     Required principal payments on the first mortgage are as follows:

              1996 through 2005                                - 0 -
              October 31, 2004                           $12,020,814



4.   Rent Income and Related Party Transactions

     On January 4, 1982, Lincoln Building Associates exercised its option to renew the lease for an additional period of 25 years, and the lease period now extends through September 30, 2008. The lease includes an option to renew for one additional period of 25 years through September 30, 2033.

     Effective April 1, 1979, the lease was modified to provide for annual basic rent of $1,255,194 through September 30, 1983, and any renewal term of the lease, or until such time that the first mortgage was refinanced. In the event of such mortgage refinancing, unless there is an increase in the mortgage balance, the annual basic rent will be modified and will be equal to the sum of $24,000 plus an amount equal to the revised mortgage charges. In the event that such mortgage refinancing results in an increase in the amount of outstanding principal balance of the mortgage, the basic rent shall be equal to $24,000 plus an amount equal to the product of the new debt service percentage rate under the refinanced mortgage multiplied by the principal balance of the mortgage immediately prior to the refinancing.

     Effective October 6, 1994, the annual basic rent is $1,087,842, which is equal to the sum of $1,063,842, the constant annual mortgage charges, plus $24,000.

     The lease, as modified, also provides for additional rent, as follows:

           1. Additional rent equal to the first $1,053,800 of the lessee's net operating income, as defined, in each lease year.

           2. Further additional rent equal to 50% of the lessee's remaining net operating income, as defined, in each lease year.


                                   60 EAST 42ND ST. ASSOCIATES

                             NOTES TO FINANCIAL STATEMENTS (Continued)



4.   Rent Income and Related Party Transactions (continued)

     For the lease year ended September 30, 1995, there was additional rent of $2,619,728 based on an operating profit of $4,185,656 subject to additional rent.

     Additional rent is billed to and advanced by the lessee in equal monthly installments of $87,817. While it is not practicable to estimate that portion of additional rent of the lease year ending on the ensuing September 30th which would be allocable to the current three month period ending December 31st, Associates' policy is to include in its income each year the advances of additional rent income received from October 1st to December 31st.

     No other additional rent is accrued by Associates for the period between the end of the lessee's lease year ending September 30th and the end of Associates' fiscal year ending December 31st.

     A partner in Associates is also a partner in the lessee.



5.   Supervisory Services and Related Party Transactions

     Payments for supervisory services, including disbursements and cost of accounting services, are made to the firm of Wien, Malkin & Bettex. Some partners in that firm are also partners in Associates.



6.   Income Taxes

     Net income is computed without regard to income tax expense since Associates does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.



7.   Concentration of Credit Risk

     Associates maintains cash balances in a bank and in a distribution account held by Wien, Malkin & Bettex. The bank balance is insured by the Federal Deposit Insurance Corporation up to $100,000, and at December 31, 1995 was completely insured. The distribution account held by Wien, Malkin & Bettex is not insured. The funds held in the distribution account were paid to the participants on January 1, 1996.