Form 10-K, Exhibit 13
period 1995-12-31
60 EAST 42ND STREET ASSOCIATES
filed 1996-04-15
CIK 90794

[LETTERHEAD OF
          WIEN MALKIN & BETTEX
          COUNSELLORS AT LAW]












                                       November 30, 1995





         TO PARTICIPANTS IN 60 EAST 42ND ST. ASSOCIATES:

              We enclose the operating report of the lessee, Lincoln Building Associates, for the fiscal year of the lease ended September 30, 1995. The lessee reported profit of $4,185,656 subject to additional rent for the lease year ended September 30, 1995, as against profit of $5,459,493 for the lease year ended September 30, 1994. Additional rent for the lease year ended September 30, 1995 was $2,619,728; $1,053,800 at $87,817 per
         month was advanced against additional rent so that the balance of additional rent is $1,565,928.

              Wien, Malkin & Bettex receives an additional payment for supervisory services of 10% of distributions in excess of 14% per annum on the cash investment. Accordingly, Wien, Malkin & Bettex received $156,593 of the additional rent and the balance of $1,409,335 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment to Wien, Malkin & Bettex and distribution are enclosed.

              The additional distribution of $1,409,335 represents a return of about 20.1% on the cash investment of $7,000,000. Regular monthly distributions are at the rate of about 14.9% a year, so that distributions for the lease year ended September 30, 1995 were about 35% per annum.

                   If you have any question about the enclosed material, please communicate with us at our New York office or, if it is more convenient, at our branch office in Palm Beach, Florida.

                                            Cordially yours,

                                            WIEN, MALKIN & BETTEX

                                            By:  Stanley Katzman
         SK:fm
         Encs.

         [LETTERHEAD OF
          KAUFMAN GOLDSTEIN
          CERTIFIED PUBLIC ACCOUNTANTS]











         Lincoln Building Associates
         60 East 42nd Street
         New York, New York 10165

         Gentlemen:

               In accordance with our engagement, we have reviewed the special-purpose statement of income and expense of Lincoln Building Associates for the lease year ended September 30, 1995.

               Our engagement included the examination of statements of receipts and disbursements for the property, together with supporting records, but did not include the verification by direct communication of the income from tenants or liabilities and disbursements to vendors.

               We have no knowledge of any contingent liabilities that should be disclosed.

               Based on our review, subject to the above, the accompanying special-purpose statement of income and expense presents fairly the net operating income, as defined, for the computation of additional rent, of Lincoln Building Associates, for the lease year ended September 30, 1995.

                                            Respectfully submitted,




                                            Kaufman Goldstein

         New York, New York
         October 12, 1995

                             Lincoln Building Associates
                           Statement of Income and Expense
                     October 1, 1994 through September 30, 1995
                                     (Unaudited)



    Income:
       Rent                                      $22,126,085
       Electricity - net                             514,626
       Other income                                  392,199

    Total Income                                                $23,032,910

    Expenses:
       Basic rent expense                          1,093,553
       Real estate taxes                           6,949,754
       Labor costs                                 4,859,828
       Repairs, supplies and improvements          3,708,712
       Steam                                         430,284
       Management and leasing fees                   752,060
       Professional fees                             358,229
       Insurance                                     233,156
       Water and sewer charges - net                 206,682
       Miscellaneous                                 254,996

    Total Expenses                                               18,847,254

    Net income subject to additional rent                         4,185,656
    Less, Net income subject to primary
       additional rent                                            1,053,800

    Net income subject to secondary additional rent             $ 3,131,856


    Secondary additional rent @ 50%                             $ 1,565,928



    Computation of Additional Rent due Landlord:
       Primary additional rent                                  $ 1,053,800
       Secondary additional rent                                  1,565,928

          Total additional rent                                   2,619,728
       Less, Advances against additional rent                     1,053,800

    Additional rent due landlord                                $ 1,565,928



                 The accompanying letter of transmittal and notes
                      are an integral part of this statement.






                            Lincoln Building Associates
                            Notes to Financial Statement



     Note l - The lease as modified effective January l, 1977 provides for additional rent, as follows:


              Additional rent equal to the first $1,053,800 of the Lessee's net operating income, as defined, in each lease year.


              Further additional rent equal to 50% of the Lessee's remaining net operating income, as defined, in each lease year.