Form 10-K, Exhibit 13
period 1996-12-31
60 EAST 42ND STREET ASSOCIATES
filed 1997-04-08
CIK 90794

[LETTERHEAD OF
 WIEN & MALKIN LLP
 COUNSELLORS AT LAW]




                                            April 5, 1997




         To Participants in 60 East 42nd St. Associates
            Federal Identification Number 13-6077181

              We enclose the annual report of the partnership which owns the premises at 60 East 42nd Street (the Lincoln Building), and at 301 Madison Avenue, New York City, for the year ended December 31, 1996.

              The reported income for 1996 was $2,867,971. This was less than distributions of $2,892,747, because of the amortization of mortgage refinancing costs.

              Monthly distributions during 1996 totalled $1,046,420, or about 14.9% per annum on the original cash investment of $7,000,000. The distributions were made possible by advances from the lessee totalling $1,053,800 against additional rent.

              Additional rent for the lease year ended September 30, 1996 was $3,105,275, or an excess of $2,051,475 over the advances of $1,053,800. Wien & Malkin LLP received $205,148 and the balance of the excess rent of $1,846,327 was distributed to the par-ticipants on November 30, 1996. The additional distribution of $1,846,327 represented an annual return of about 26.4% on the cash investment of $7,000,000, so that total distributions for 1996 were at the rate of about 41.3% per annum.

              Taking into account that a portion of prior distributions constituted a return of capital, the book value on December 31, 1996 of an original cash investment of $10,000 was a deficit bal-ance of $6,427.

              Schedule K-1 forms (Form 1065), containing 1996 tax informa-tion, were mailed to the participants on February 3, 1997.

              If you have any question about the enclosed material, please communicate with our office.

                                       Cordially yours,

                                       WIEN & MALKIN LLP

                                       By:  Stanley Katzman
         SK:fm
         Encs.

[LETTERHEAD OF
 JACOBS EVALL & BLUMENFELD
 CERTIFIED PUBLIC ACCOUNTANTS]







                INDEPENDENT ACCOUNTANTS' REPORT




To the participants in 60 East 42nd St. Associates (a Partnership):



We have audited the accompanying balance sheet of 60 East 42nd St. Associates ("Associates") as of December 31, 1996, and the related statements of income, partners' capital (deficit) and cash flows for the year then ended. These financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Associates as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                       Jacobs Evall & Blumenfeld LLP
                       Certified Public Accountants
                       420 Lexington Avenue
                       New York, N. Y. 10170

January 23, 1997

                           60 EAST 42ND ST. ASSOCIATES

                                   BALANCE SHEET

                                 DECEMBER 31, 1996







Assets
Cash in Fleet Bank                                           $       677
Cash in distribution account held
 by Wien, Malkin & Bettex LLP                                     87,202

                                                                  87,879

Real estate at 60 East 42nd Street and
 301 Madison Avenue, New York City:
   Buildings                                   $16,960,000
     Less:  Accumulated depreciation            16,960,000             -
   Building improvements                         1,574,135
     Less:  Accumulated depreciation             1,574,135             -
   Land                                                        7,240,000

Mortgage refinancing costs                         249,522
    Less: Accumulated amortization                  55,457        194,065

         Total assets                                         $ 7,521,944



Liabilities and partners' capital (deficit)
 Liabilities:
    First mortgage                                            $12,020,814

 Partners' capital (deficit)                                   (4,498,870)


         Total liabilities and partners' capital (deficit)    $ 7,521,944











                 See accompanying notes to financial statements.

                           60 EAST 42ND ST. ASSOCIATES

                               STATEMENT OF INCOME

                           YEAR ENDED DECEMBER 31, 1996




Income:
 Basic rent income                                              $1,087,842
 Additional rent income                                          3,105,275

         Total income                                            4,193,117


Expenses:
 Interest on first mortgage                     $1,063,842
 Supervisory services                                              236,528
 Amortization of mortgage refinancing costs         24,776

         Total expenses                                          1,325,146


Net income                                                      $2,867,971




























                 See accompanying notes to financial statements.

                           60 EAST 42ND ST. ASSOCIATES

                    STATEMENT OF PARTNERS' CAPITAL (DEFICIT)

                          YEAR ENDED DECEMBER 31, 1996







Partners' capital (deficit), January 1, 1996                  $(4,474,094)

 Add, Net income for the year ended
  December 31, 1996                                             2,867,971

                                                               (1,606,123)

 Less, Distributions:
    Monthly distributions, January 1,
     1996 through December 31, 1996             $1,046,420


    Distribution on November 30, 1996 of
     balance of additional rent for the
     lease year ended September 30, 1996         1,846,327
                                                                2,892,747


         Partners' capital (deficit),
          December 31, 1996                                   $(4,498,870)





















                 See accompanying notes to financial statements.

                           60 EAST 42ND ST. ASSOCIATES

                             STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1996



Cash flows from operating activities

 Net income                                                   $ 2,867,971

 Adjustments to reconcile net income to
  cash provided by operating activities:

    Amortization of mortgage refinancing costs                     24,776

         Net cash provided by operating activities              2,892,747


Cash flows from financing activities

 Monthly distributions to participants                         (1,046,420)

 Distribution on November 30, 1996 of
  balance of additional rent for the
  lease year ended September 30, 1996                          (1,846,327)

         Net cash used in financing activities                 (2,892,747)


Net change in cash                                                     -

Cash at beginning of year                                          87,879

         Cash at end of year                                  $    87,879


Supplemental disclosure of cash flows information

 Cash paid in 1996 for:

    Interest                                                  $ 1,063,842










                 See accompanying notes to financial statements.

                           60 EAST 42ND ST. ASSOCIATES

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1996




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

    Required principal payments on the first mortgage are as follows:

            1996 through 2003                    - 0 -
            October 31, 2004               $12,020,814



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

                           60 EAST 42ND ST. ASSOCIATES

4.  Rent Income and Related Party Transactions (continued)

    For the lease year ended September 30, 1996, there was additional rent of $3,105,275 based on an operating profit of $5,156,749 subject to additional rent.

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



5.  Supervisory Services and Related Party Transactions

    Payments for supervisory services, including disbursements and cost of accounting services, are made to the firm of Wien, Malkin & Bettex LLP. Some members of that firm are partners in Associates.



6.  Income Taxes

    Net income is computed without regard to income tax expense since Associates does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.



7.  Concentration of Credit Risk

    Associates maintains cash balances in a bank and in a distribution account held by Wien, Malkin & Bettex LLP. The bank balance is insured by the Federal Deposit Insurance Corporation up to $100,000, and at December 31, 1996 was completely insured. The distribution account held by Wien, Malkin & Bettex LLP is not insured. The funds held in the distribution account were paid to the participants on January 1, 1997.