Form 10-K, Exhibit 13
period 1996-12-31
60 EAST 42ND STREET ASSOCIATES
filed 1997-04-08
CIK 90794

[LETTERHEAD OF
 WIEN, MALKIN & BETTEX LLP
 COUNSELLORS AT LAW]









                                       November 30, 1996





         TO PARTICIPANTS IN 60 EAST 42ND ST. ASSOCIATES:

              We enclose the operating report of the lessee, Lincoln Building Associates, for the fiscal year of the lease ended September 30, 1996. The lessee reported profit of $5,156,749 subject to additional rent for the lease year ended September 30, 1996, as against profit of $4,185,656 for the lease year ended September 30, 1995. Additional rent for the lease year ended September 30, 1996 was $3,105,275; $1,053,800 at $87,817 per
         month was advanced against additional rent so that the balance of additional rent is $2,051,475.

              Wien, Malkin & Bettex receives an additional payment for supervisory services of 10% of distributions in excess of 14% per annum on the cash investment. Accordingly, Wien, Malkin & Bettex received $205,148 of the additional rent and the balance of $1,846,327 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment to Wien, Malkin & Bettex and distribution are enclosed.

              The additional distribution of $1,846,327 represents a return of about 26.4% on the cash investment of $7,000,000. Regular monthly distributions are at the rate of about 14.9% a year, so that distributions for the year ending December 31, 1996 will be about 41.3% per annum.

                   If you have any question about the enclosed material, please communicate with the undersigned.

                                            Cordially yours,

                                            WIEN, MALKIN & BETTEX

                                            By:  Stanley Katzman
         SK:mg
         Encs.

[LETTERHEAD OF
 KAUFMAN GOLDSTEIN
 CERTIFIED PUBLIC ACCOUNTATNTS]





         Lincoln Building Associates
         60 East 42nd Street
         New York, New York 10165

         Gentlemen:

              In accordance with our engagement, we have reviewed the special-purpose statement of income and expense of Lincoln Building Associates for the lease year ended September 30, 1996.

              Our engagement included the examination of statements of receipts and disbursements for the property, together with supporting records, but did not include the verification by direct communication of the income from tenants or liabilities and disbursements to vendors.

              We have no knowledge of any contingent liabilities that should be disclosed.

              Based on our review, subject to the above, the accompanying special purpose statement of income and expense presents fairly the net operating income, as defined, for the computation of additional rent, of Lincoln Building Associates, for the lease year ended September 30, 1996.


                                       Respectfully submitted,



                                       Kaufman Goldstein

         New York, New York
         October 18, 1996

                           Lincoln Building Associates
                         Statement of Income and Expense
                    October 1, 1995 through September 30, 1996
                                   (Unaudited)



    Income:
      Rent                                     $22,646,165
      Electricity - net                            819,872
      Other income                                 395,122

    Total Income                                              $23,861,159

    Expenses:
      Basic rent expense                         1,087,843
      Real estate taxes                          5,997,914
      Labor costs                                4,907,108
      Repairs, supplies and improvements         4,161,155
      Steam                                        599,278
      Management and leasing fees                  822,339
      Professional fees                            324,483
      Insurance                                    218,613
      Water and sewer charges                      319,152
      Miscellaneous                                266,525

    Total Expenses                                             18,704,410

    Net income subject to additional rent                       5,156,749
    Less, Net income subject to primary
       additional rent                                          1,053,800

    Net income subject to secondary additional rent           $ 4,102,949


    Secondary additional rent of 50%                          $ 2,051,475


    Computation of Additional Rent due Landlord:
      Primary additional rent                                 $ 1,053,800
      Secondary additional rent                                 2,051,475

         Total additional rent                                  3,105,275

      Less, Advances against additional rent                    1,053,800

    Additional rent due landlord                              $ 2,051,475






                  The accompanying letter of transmittal and
                 notes are an integral part of this statement.

                          Lincoln Building Associates
                          Notes to Financial Statement






         Note 1 - The lease as modified effective January 1, 1977 provides for additional rent, as follows:

                         Additional rent equal to the first
                         $1,053,800 of the Lessee's net operating income, as defined, in each lease year.

                         Further additional rent equal to 50% of
                         the Lessee's remaining net operating
                         income, as defined, in each lease year.

                        60 East 42nd St. Associates
                   Computation of Additional Payment for
                   Supervisory Services and Distribution
                   For the Year Ending December 31, 1996




    Secondary additional rent                                    $2,051,475

    Primary additional rent, 1996:
      Monthly distributions at about
        14.9% per annum on $7,000,000
        original investment                      $1,046,420
      Additional monthly payment to
        Wien, Malkin & Bettex                         7,380       1,053,800

    Total rent to be distributed                                  3,105,275
    14% return on $7,000,000 investment                             980,000

    Subject to additional payment at
      10% to Wien, Malkin & Bettex                               $2,125,275

    Additional payment at 10%                                    $  212,528
    Paid to Wien, Malkin & Bettex as
      advances for additional payment                                 7,380

    Balance of additional payment to
      Wien, Malkin & Bettex                                      $  205,148

    Summary:

    Additional distribution to participants                      $1,846,327
    Payment to Wien, Malkin & Bettex, as above                      205,148

    Total secondary additional rent available
      for distribution to participants and
      payment to Wien, Malkin & Bettex                           $2,051,475