Form 10-K, Exhibit 13
period 1997-12-31
60 EAST 42ND STREET ASSOCIATES
filed 1998-04-16
CIK 90794

[LETTERHEARD OF
 WIEN & MALKIN LLP]






                                                 February 6, 1998


      To Participants in 60 East 42nd St. Associates
         Federal Identification Number 13-6077181

           We enclose the annual report of the partnership which owns the premises at 60 East 42nd Street (the Lincoln Building), and at 301 Madison Avenue, New York City, for the year ended December 31, 1997.

           The reported income for 1997 was $2,877,925. This was less than distributions of $2,902,701, because of the amortization of mortgage refinancing costs.

           Monthly distributions during 1997 totalled $1,046,420, or about 14.9% per annum on the original cash investment of $7,000,000. The distributions were made possible by advances from the lessee totalling $1,053,800 against additional rent.

           Additional rent for the lease year ended September 30, 1997 was $3,163,880, or an excess of $2,110,080 over the advances of $1,053,800. After deducting fees and expenses of $47,545 incurred in connection with the September 4, 1997 consent solicitation program, the balance of $2,062,535 was available for distribution and additional supervisory fee. Wien & Malkin LLP received $206,254 and the balance of the excess rent of $1,856,281 was distributed to the participants on December 2, 1997. The additional distribution of $1,856,281 represented an annual return of about 26.5% on the cash investment of $7,000,000, so that total distributions for 1997 were at the rate of about 41.4% per annum.

           Taking into account that a portion of prior distributions constituted a return of capital, the book value on December 31, 1997 of an original cash investment of $10,000 was a deficit balance of $6,462.

           The enclosed Schedule K-1 form(s) (Form 1065), containing 1997 tax information, must be reviewed in detail by your accountant.

           If you have any question about the enclosed material, please communicate with our office.

           Please retain this letter and the enclosed Schedule K-1 form(s) for the preparation of your income tax returns for the year 1997.

                                       Cordially yours,

                                       WIEN & MALKIN LLP

                                       By:  Stanley Katzman
      SK:fm
      Encs.










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

[LETTERHEARD OF
 JACOBS EVALL & BLUMENFELD LLP
 CERTIFIED PUBLIC ACCOUNTANTS]






                        INDEPENDENT ACCOUNTANTS' REPORT




To the participants in 60 East 42nd St. Associates (a Partnership):

We have audited the accompanying balance sheet of 60 East 42nd St. Associates ("Associates") as of December 31, 1997, and the related statements of income, partners' capital (deficit) and cash flows for the year then ended. These financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Associates as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


					Jacobs Evall & Blumenfeld LLP
					Certified Public Accountants
					420 Lexington Avenue
					New York, N. Y. 10170

January 31, 1998

                         60 EAST 42ND ST. ASSOCIATES

                                BALANCE SHEET

                              DECEMBER 31, 1997







Assets
    Cash in Fleet Bank                                      $       677
    Cash in distribution account held
       by Wien & Malkin LLP                                      87,202

                                                                 87,879

    Real estate at 60 East 42nd Street and
       301 Madison Avenue, New York City:
           Buildings                          $16,960,000
              Less:  Accumulated depreciation  16,960,000           -
           Building improvements                1,574,135
              Less:  Accumulated depreciation   1,574,135           -
           Land                                               7,240,000

    Mortgage refinancing costs                    249,522
              Less: Accumulated amortization       80,233       169,289

                    Total assets                            $ 7,497,168



Liabilities and partners' capital (deficit)
       Liabilities:
           First mortgage                                   $12,020,814

    Partners' capital (deficit)                              (4,523,646)


        Total liabilities and partners' capital (deficit)   $ 7,497,168






            See accompanying notes to financial statements.

                        60 EAST 42ND ST. ASSOCIATES

                           STATEMENT OF INCOME

                        YEAR ENDED DECEMBER 31, 1997




Income:
        Basic rent income                               $1,087,842
	Additional rent income				 3,163,880

                 Total income                            4,251,722


Expenses:
        Interest on first mortgage           $1,063,842
        Supervisory services                    237,634
	Amortization of mortgage
           refinancing costs                     24,776
        Professional fees                        47,545

                Total expenses                           1,373,797


Net income                                              $2,877,925






















	See accompanying notes to financial statements.

                      60 EAST 42ND ST. ASSOCIATES

               STATEMENT OF PARTNERS' CAPITAL (DEFICIT)

                     YEAR ENDED DECEMBER 31, 1997







Partners' capital (deficit), January 1, 1997                  $(4,498,870)


	Add, Net income for the year ended
         December 31, 1997                                      2,877,925

                                                               (1,620,945)

	Less, Distributions:
            Monthly distributions, January 1,
             1997 through December 31, 1997        $1,046,420


            Distribution on December 2, 1997 of
             balance of additional rent for the
             lease year ended September 30, 1997    1,856,281
                                                                2,902,701


                Partners' capital (deficit),
                       December 31, 1997                      $(4,523,646)
















	See accompanying notes to financial statements.

                         60 EAST 42ND ST. ASSOCIATES

                          STATEMENT OF CASH FLOWS

                        YEAR ENDED DECEMBER 31, 1997



Cash flows from operating activities

        Net income                                              $ 2,877,925

	Adjustments to reconcile net income to
	 cash provided by operating activities:

                Amortization of mortgage refinancing costs           24,776
                      Net cash provided by operating activities	  2,902,701

Cash flows from financing activities

        Monthly distributions to participants                    (1,046,420)

	Distribution on December 2, 1997 of
	 balance of additional rent for the
         lease year ended September 30, 1997                     (1,856,281)

                        Net cash used in financing activities    (2,902,701)


Net change in cash                                                      -

Cash at beginning of year                                            87,879

				Cash at end of year		$    87,879


Supplemental disclosure of cash flows information

	Cash paid in 1997 for:

                Interest                                        $ 1,063,842




               See accompanying notes to financial statements.

                          60 EAST 42ND ST. ASSOCIATES

                         NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997


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

	totalling $1,063,842 per annum for interest only, at the rate of 8.85% per annum, and matures on October 31, 2004. The real estate is pledged as collateral for the first mortgage.

	Required principal payments on the first mortgage are as follows:

                  1998 through 2003                              - 0 -
                  October 31, 2004                         $12,020,814




4.	Rent Income and Related Party Transactions

	On January 4, 1982, Lincoln Building Associates (the lessee) exercised its option to renew the lease for an additional period of 25 years, and the lease period now extends through September 30, 2008. The lease includes an option to renew for one additional period of 25 years through September 30, 2033.

	Effective October 6, 1994, the lease as modified provides for annual basic rent of $1,087,842, which is equal to the sum of $1,063,842, the constant annual mortgage charges, plus $24,000. In the event of a mortgage refinancing, unless there is an increase in the mortgage balance, the annual basic rent will be modified and will be equal to the sum of $24,000 plus an amount equal to the revised mortgage charges. In the event that such mortgage refinancing results in an increase in the amount of outstanding principal balance of the mortgage, the basic rent shall be equal to $24,000 plus an amount equal to the product of the new debt service percentage rate under the refinanced mortgage multiplied by the principal balance of the mortgage immediately prior to the refinancing.



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

	For the lease year ended September 30, 1997, there was additional rent of $3,163,880 based on an operating profit of $5,273,959 subject to additional rent.

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




5.	Supervisory Services and Related Party Transactions

	Payments for supervisory services, including disbursements and cost of accounting services, are made to the firm of Wien & Malkin LLP. Some members of that firm are partners in Associates.




6.	Professional Fees and Related Party Transactions

	Payments for professional fees, including disbursements, are made to the firm of Wien & Malkin LLP, a related party.




7.	Income Taxes

	Net income is computed without regard to income tax expense since Associates does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.

                           60 EAST 42ND ST. ASSOCIATES

8.	Concentration of Credit Risk

	Associates maintains cash balances in a bank and in a distribution account held by Wien & Malkin LLP. The bank balance is insured by the Federal Deposit Insurance Corporation up to $100,000, and at December 31, 1997 was completely insured. The distribution account held by Wien & Malkin LLP is not insured. The funds held in the distribution account were paid to the participants on January 1, 1998.