Form 10-K, Exhibit 13
period 1997-12-31
60 EAST 42ND STREET ASSOCIATES
filed 1998-04-16
CIK 90794

[LETTERHEARD OF
 WIEN & MALKIN LLP]




                                                     December 2, 1997



         TO PARTICIPANTS IN 60 EAST 42ND ST. ASSOCIATES:

              We enclose the operating report of the lessee, Lincoln Building Associates, for the fiscal year of the lease ended September 30, 1997. The lessee reported profit of $5,273,959 subject to additional rent for the lease year ended September 30, 1997, as against profit of $5,156,749 for the lease year ended September 30, 1996. Additional rent for the lease year ended September 30, 1997 was $3,163,880; $1,053,800 at $87,817 per
         month was advanced against additional rent so that the balance of additional rent is $2,110,080. After deducting fees and expenses of $47,545 incurred in connection with the September 4, 1997 consent solicitation program, the balance of $2,062,535 is available for distribution and additional supervisory fee.

              Wien & Malkin LLP receives an additional payment for supervisory services of 10% of distributions in excess of 14% per annum on the cash investment. Accordingly, Wien & Malkin LLP received $206,254 of the additional rent and the balance of $1,856,281 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment to Wien & Malkin LLP and distribution are enclosed.

              The additional distribution of $1,856,281 represents a return of about 26.5% on the cash investment of $7,000,000. Regular monthly distributions are at the rate of about 14.9% a year, so that distributions for the year ending December 31, 1997 will be about 41.4% per annum.

                   If you have any question about the enclosed material, please communicate with the undersigned.

                                            Cordially yours,

                                            WIEN & MALKIN LLP

                                            By:  Stanley Katzman
         SK:fm
         Encs.




                            60 East 42nd St. Associates
                       Computation of Additional Payment for
                       Supervisory Services and Distribution
                       For the Year Ending December 31, 1997




    Secondary additional rent                                    $2,110,080

    Less:  fees and expenses relating
        to the September 4, 1997 consent
        solicitation program                                         47,545
                                                                  2,062,535
    Primary additional rent, 1997:
      Monthly distributions at about
        14.9% per annum on $7,000,000
        original investment                      $1,046,420
      Additional monthly payment to
        Wien & Malkin LLP                             7,380       1,053,800

    Total rent to be distributed                                  3,116,335
    14% return on $7,000,000 investment                             980,000

    Subject to additional payment at
      10% to Wien & Malkin LLP                                   $2,136,335

    Additional payment at 10%                                    $  213,634
    Paid to Wien & Malkin LLP as
      advances for additional payment                                 7,380

    Balance of additional payment to
      Wien & Malkin LLP                                          $  206,254

    Summary:

    Additional distribution to participants                      $1,856,281
    Payment to Wien & Malkin LLP, as above                          206,254

    Total secondary additional rent available
      for distribution to participants and
      payment to Wien & Malkin LLP                               $2,062,535

[LETTERHEARD OF
 ROGOFF & COMPANY, P.C.
 CERTIFIED PUBLIC ACCOUNTANTS]






  Lincoln Building Associates
  60 East 42nd Street
  New York, New York 10165

  Gentlemen:

	In accordance with our engagement, we have reviewed the special-purpose statement of income and expense of Lincoln Building Associates for the lease year ended September 30, 1997.

	Our engagement included the examination of statements of receipts and disbursements for the property, together with supporting records, but did not include the verification by direct communication of the income from tenants or liabilities and disbursements to vendors.

	We have no knowledge of any contingent liabilities that should be disclosed.

	Based on our review, subject to the above, the accompanying special-purpose statement of income and expense presents fairly the net operating income, as defined, for the computation of additional rent, of Lincoln Building Associates, for the lease year ended September 30, 1997.


                                                Kaufman Goldstein






  New York, New York
  October 22, 1997


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