Form 10-K, Exhibit 13
period 1998-12-31
60 EAST 42ND STREET ASSOCIATES
filed 1999-04-16
CIK 90794

Exhibit 13a
        [LETTERHEARD OF
         WIEN & MALKIN LLP]

						February 3, 1999


        To Participants in 60 East 42nd St. Associates
           Federal Identification Number 13-6077181

              We enclose the annual report of the partnership which owns the premises at 60 East 42nd Street (the Lincoln Building), and at 301 Madison Avenue, New York City, for the year ended December 31, 1998.

              The reported income for 1998 was $2,390,776. This was less than distributions of $2,415,552, because of the amortization of mortgage refinancing costs.

              Monthly distributions during 1998 totalled $1,046,420, or about 14.9% per annum on the original cash investment of $7,000,000. The distributions were made possible by advances from the lessee totalling $1,053,800 against additional rent.

              Additional rent for the lease year ended September 30, 1998 was $2,583,451, or an excess of $1,529,651 over the advances of $1,053,800.
        After deducting fees and expenses of $8,393 incurred in connection with the September 4, 1997 consent solicitation program, the balance of $1,521,258 was available for distribution and additional supervisory fee. Wien & Malkin LLP received $152,126 and the balance of the excess rent of $1,369,132 was distributed to the participants on November 30, 1998. The additional distribution of $1,369,132 represented an annual return of about 19.6% on the cash investment of $7,000,000, so that total distributions for 1998 were at the rate of about 34.5% per annum.

              Taking into account that a portion of prior distributions constituted a return of capital, the book value on December 31, 1998 of an original cash investment of $10,000 was a deficit balance of $6,498.


              The enclosed Schedule K-1 form(s) (Form 1065), containing 1998 tax information, must be reviewed in detail by your accountant.

              If you have any question about the enclosed material, please communicate with our office.

              Please retain this letter and the enclosed Schedule K-1 form(s) for the preparation of your income tax returns for the year 1998.

						Cordially yours,

						WIEN & MALKIN LLP

						By:  Stanley Katzman
        SK:jf
        Encs.



        [LETTERHEARD OF
        JACOBS EVALL & BLUMENFELD LLP]



        INDEPENDENT ACCOUNTANTS' REPORT



        To the participants in 60 East 42nd St. Associates (a Partnership):


        We have audited the accompanying balance sheet of 60 East 42nd St. Associates ("Associates") as of December 31, 1998, and the related statements of income, partners' capital (deficit) and cash flows for the year then ended. These financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Associates as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




        January 29, 1999







        INDEPENDENT ACCOUNTANTS' REPORT



        To the participants in 60 East 42nd St. Associates (a Partnership):


        We have audited the accompanying balance sheet of 60 East 42nd St. Associates ("Associates") as of December 31, 1998, and the related statements of income, partners' capital (deficit) and cash flows for the year then ended. These financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Associates as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


					Jacobs Evall & Blumenfeld LLP
					Certified Public Accountants
					420 Lexington Avenue
					New York, N. Y. 10170

        January 29, 1999

                        60 EAST 42ND ST. ASSOCIATES

                                BALANCE SHEET

                             DECEMBER 31, 1998





        Assets
        Cash in Fleet Bank                                      $       677
        Cash in distribution account held
          by Wien & Malkin LLP                                        87,202
                                                                      87,879

	Real estate at 60 East 42nd Street and
	 301 Madison Avenue, New York City:
             Buildings                                           $16,960,000
                 Less:  Accumulated depreciation    16,960,000         -
             Building improvements                   1,574,135
                 Less:  Accumulated depreciation     1,574,135         -
                Land                                               7,240,000

        Mortgage refinancing costs                    249,522
                 Less: Accumulated amortization       105,009        144,513

                                Total assets                     $ 7,472,392



Liabilities and partners' capital (deficit)
	Liabilities:
                First mortgage                                   $12,020,814

        Partners' capital (deficit)                               (4,548,422)


           Total liabilities and partners' capital (deficit)     $ 7,472,392









             See accompanying notes to financial statements.

                   60 EAST 42ND ST. ASSOCIATES

                       STATEMENT OF INCOME

                YEAR ENDED DECEMBER 31, 1998




        Income:
           Basic rent income                                     $1,087,842
           Additional rent income                                 2,583,451

                  Total income                                    3,671,293


        Expenses:
           Interest on first mortgage                  $1,063,842
           Supervisory services                           183,506
           Amortization of mortgage refinancing costs      24,776
           Professional fees                                8,393

                  Total expenses                                  1,280,517


        Net income                                               $2,390,776
























          See accompanying notes to financial statements.
                     60 EAST 42ND ST. ASSOCIATES

              STATEMENT OF PARTNERS' CAPITAL (DEFICIT)

                    YEAR ENDED DECEMBER 31, 1998







    Partners' capital (deficit), January 1, 1998            $(4,523,646)

	Add, Net income for the year ended
          December 31, 1998                                   2,390,776

                                                             (2,132,870)

	Less, Distributions:
            Monthly distributions, January 1,
             1998 through December 31, 1998       $1,046,420


            Distribution on November 30, 1998 of
             balance of additional rent for the
             lease year ended September 30, 1998   1,369,132
                                                              2,415,552


                  Partners' capital (deficit),
                   December 31, 1998                        $(4,548,422)













	See accompanying notes to financial statements.

                       60 EAST 42ND ST. ASSOCIATES

                       STATEMENT OF CASH FLOWS

                       YEAR ENDED DECEMBER 31, 1998



        Cash flows from operating activities

	Net income                                             	 $ 2,390,776

	Adjustments to reconcile net income to
	 cash provided by operating activities:

             Amortization of mortgage refinancing costs              24,776

               Net cash provided by operating activities          2,415,552


        Cash flows from financing activities

                Monthly distributions to participants           (1,046,420)

	Distribution on November 30, 1998 of
	 balance of additional rent for the
         lease year ended September 30, 1998                    (1,369,132)

               Net cash used in financing activities            (2,415,552)


        Net change in cash                                             -

        Cash at beginning of year                                   87,879

               Cash at end of year                            $     87,879


        Supplemental disclosure of cash flows information

        Cash paid in 1998 for:

               Interest                                       $  1,063,842







	See accompanying notes to financial statements.
                       60 EAST 42ND ST. ASSOCIATES

                      NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1998


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




        3.   First Mortgage Payable

	On October 6, 1994, a first mortgage was placed on the property with Morgan Guaranty Trust Company of New York, as trustee of a pension
        trust, in the amount of $12,020,814.   The first mortgage requires
        constant equal monthly payments totalling $1,063,842 per annum for interest only, at the rate of 8.85% per annum, and matures on October 31, 2004. The real estate is pledged as collateral for the first mortgage.

                        60 EAST 42ND ST. ASSOCIATES

                NOTES TO FINANCIAL STATEMENTS (Continued)



        3. First Mortgage Payable (continued)

	Required principal payments on the first mortgage are as follows:

               1999 through 2003                              - 0 -
               October 31, 2004                         $12,020,814



        4. Rent Income and Related Party Transactions

	On January 4, 1982, Lincoln Building Associates (the lessee) exercised its option to renew the lease for an additional period of 25 years, and the lease period now extends through September
        30, 2008. The lease includes an option to renew for one additional period of 25 years through September 30, 2033.

	Effective October 6, 1994, the lease, as modified, provides for annual basic rent of $1,087,842, which is equal to the sum of $1,063,842, the constant annual mortgage charges, plus $24,000.
        In the event of a mortgage refinancing, unless there is an increase in the mortgage balance, the annual basic rent will be modified and will be equal to the sum of $24,000 plus an amount equal to the revised mortgage charges. In the event that such mortgage refinancing results in an increase in the amount of outstanding principal balance of the mortgage, the basic rent shall be equal to $24,000 plus an amount equal to the product of the new debt service percentage rate under the refinanced mortgage multiplied by the principal balance of the mortgage immediately prior to the refinancing.



	The lease, as modified, also provides for additional rent, as follows:

             1. Additional rent equal to the first $1,053,800 of the lessee's net operating income, as defined, in each lease year.

             2. Further additional rent equal to 50% of the lessee's remaining net operating income, as defined, in each lease year.

	For the lease year ended September 30, 1998,the lessee reported additional rent of $2,583,451 based on an operating profit of $4,113,103 subject to additional rent.

	Additional rent is billed to and advanced by the lessee in equal monthly installments of $87,817. While it is not practicable to estimate that portion of additional rent for the lease year ending on the ensuing September 30th which would be allocable to the current three month period ending December 31st, Associates' policy is to include in its income each year the advances of additional rent income received from October 1st to December 31st.

	No other additional rent is accrued by Associates for the period between the end of the lessee's lease year ending September 30th and the end of Associates' fiscal year ending December 31st.

	A partner in Associates is also a partner in the lessee.

                        60 EAST 42ND ST. ASSOCIATES

                NOTES TO FINANCIAL STATEMENTS (Continued)




        5. Supervisory Services and Related Party Transactions

           Payments for supervisory services, including disbursements and cost of accounting services, are made to the firm of Wien & Malkin LLP. A member of that firm is a partner in Associates.



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




        8. Concentration of Credit Risk

           Associates maintains cash balances in a bank and in a distribution account held by Wien & Malkin LLP. The bank balance is insured by the Federal Deposit Insurance Corporation up to $100,000, and at December 31, 1998 was completely insured. The distribution account held by Wien & Malkin LLP is not insured. The funds held in the distribution account were paid to the participants on January 1, 1999.








