Form 10-K, Exhibit 13
period 1998-12-31
60 EAST 42ND STREET ASSOCIATES
filed 1999-04-16
CIK 90794

Exhibit 13b
        [LETTERHEARD OF
         WIEN & MALKIN LLP]



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

                                            Cordially yours,

                                            WIEN & MALKIN LLP

                                            By:  Stanley Katzman
         SK:fm
         Encs.                -43-




                            60 East 42nd St. Associates
                       Computation of Additional Payment for
                       Supervisory Services and Distribution
                    For the Lease Year Endedg September 30, 1998




    Secondary additional rent                                    $1,529,651

    Primary additional rent, 1998:
      Monthly distributions at about
        14.9% per annum on $7,000,000
        original investment                      $1,046,420
      Additional monthly payment to
        Wien & Malkin LLP                             7,380       1,053,800

    Total rent to be distributed                                  2,583,451
    14% return on $7,000,000 investment                             980,000

    Subject to additional payment at
      10% to Wien & Malkin LLP                                   $1,603,451

    Additional payment at 10%                                    $  160,345
    Paid to Wien & Malkin LLP as
      advances for additional payment                                 7,380

    Balance of additional payment to
      Wien & Malkin LLP                                          $  152,965

    Summary:

    Additional distribution to participants                      $1,376,686
    Payment to Wien & Malkin LLP, as above                          152,965

    Total secondary additional rent available
      for distribution to participants and
      payment to Wien & Malkin LLP                               $1,529,651





        [LETTERHEARD OF
         ROGOFF & COMPANY, P.C.
         CERTIFED PUBLIC ACCOUNTANTS]




        Lincoln Building Associates
        60 East 42nd Street
        New York, New York 10165

        Gentlemen:

              In accordance with our engagement, we have reviewed the special-purpose statement of income and expense of Lincoln Building Associates for the lease year ended September 30, 1998.

              Our engagement included the examination of statements of receipts and disbursements for the property, together with supporting records, but did not include the verification by direct communication of the income from tenants or liabilities and disbursements to vendors.

              We have no knowledge of any contingent liabilities that should be disclosed.

              Based on our review, subject to the above, the accompanying special-purpose statement of income and expense presents fairly the net operating income, as defined, for the computation of additional rent, of Lincoln Building Associates, for the lease year ended September 30, 1998.








        New York, New York
        October 20, 1998

                          Lincoln Building Associates
                        Statement of Income and Expense
                   October 1, 1997 through September 30, 1998
                                  (Unaudited)



        Income:
           Rent                                      $23,827,607
           Electricity - net                             838,186
           Other income                                  724,952

        Total Income                                             $25,390,745

        Expenses:
           Basic rent expense                          1,087,839
           Real estate taxes                           5,353,821
           Labor costs                                 5,589,029
           Repairs, supplies and improvements          6,407,704
           Steam                                         483,773
           Management and leasing fees                 1,381,258
           Professional fees                             320,071
           Insurance                                     161,299
           Water and sewer charges                       154,361
           Miscellaneous                                 338,487

        Total Expenses                                            21,277,642

        Net income subject to additional rent                      4,113,103
        Less, Net income subject to primary
           additional rent                                         1,053,800

        Net income subject to secondary additional rent           $3,059,303


        Secondary additional rent @ 50%                           $1,529,651


        Computation of Additional Rent due Landlord:
             Primary additional rent                              $1,053,800
             Secondary additional rent                             1,529,651

                  Total additional rent                            2,583,451

          Less, Advances against additional rent                   1,053,800

        Additional rent due landlord                             $ 1,529,651








            The accompanying letter of transmittal and notes
                are an integral part of this statement.



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





