Form 10-K, Exhibit 13
period 1999-12-31
60 EAST 42ND STREET ASSOCIATES
filed 2000-04-17
CIK 90794

[LETTERHEAD OF WIEN & MALKIN LLP]



                                                        March 2, 2000


To Participants in 60 East 42nd St. Associates
      Federal Identification Number 13-6077181

	We enclose the annual report of the partnership which owns the premises at 60 East 42nd Street (the Lincoln Building), and at 301 Madison Avenue, New York City, for the year ended December 31, 1999.
	The reported income for 1999 was $3,758,620. This was less than distributions of $3,828,649 which is partly the result of amortization of mortgage refinancing costs.
	Monthly distributions during 1999 totalled $1,046,420, or about 14.9% per annum on the original cash investment of $7,000,000. The distributions were made possible by advances from the lessee totalling $1,053,800 against additional rent.
	Additional rent for the lease year ended September 30, 1999 was $4,145,166, or an excess of $3,091,366 over the advances of $1,053,800. Wien & Malkin LLP received $309,137 and the balance of the excess rent of $2,782,229 was distributed to the participants on November 30, 1999. The additional distribution of $2,782,229 represented an annual return of about 39.7% on the cash investment of $7,000,000, so that total distributions for 1999 were at the rate of about 54.6% per annum.
	Taking into account that a portion of prior distributions constituted a return of capital, the book value on December 31, 1999 of an original cash investment of $10,000 was a deficit balance of $6,598.
	The Schedule K-1 form(s) (Form 1065), containing 1999 tax information were mailed to the participants on February 23, 2000. These forms must be reviewed in detail by your accountant. If you have any question about the enclosed material or the Schedule K-1(s), please communicate with our office.
	Please retain this letter and the Schedule K-1 form(s) for the preparation of your income tax returns for the year 1999.

                                                Cordially yours,

                                                WIEN & MALKIN LLP

                                                By:  Stanley Katzman
SK:jf
Encs.


                           -35-



[LETTERHEAD OF J. H. COHN LLP
 ACCOUNTANTS & CONSULTANTS]





INDEPENDENT ACCOUNTANTS' REPORT



To the participants in 60 East 42nd St. Associates (a Partnership):


We have audited the accompanying balance sheet of 60 East 42nd St. Associates ("Associates") as of December 31, 1999, and the related statements of income, partners' capital (deficit) and cash flows for the year then ended. These financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includesexamining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 60 East 42nd Street Associates as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


					J.H. Cohn LLP
					420 Lexington Avenue
					New York, N. Y. 10170

January 31, 2000


                              -36-
                        60 EAST 42ND ST. ASSOCIATES


                            BALANCE SHEET

                           DECEMBER 31, 1999







Assets
        Cash in Fleet Bank                                    $       677
	Cash in distribution account held
         by Wien & Malkin LLP                                      87,202

											 87,879

   Real estate at 60 East 42nd Street and
   301 Madison Avenue, New York City:
        Buildings                                $16,960,000
             Less:  Accumulated depreciation      16,960,000       -
        Building improvements                      1,574,135
             Less:  Accumulated depreciation       1,574,135       -
        Building improvements, construction in progress         1,062,568
             Land                                               7,240,000

        Mortgage refinancing costs                   249,522
                Less: Accumulated amortization       129,785      119,737

              Total assets                                    $ 8,510,184



Liabilities and partners' capital (deficit)
    Liabilities:
      First mortgage                                          $12,020,814
      Due to lessee                                             1,062,568
      Accrued expenses                                             45,253

       Total liabilities                                       13,128,635

	Commitments and contingencies

    Partners' capital (deficit)                                (4,618,451)

  Total liabilities and partners' capital (deficit)           $ 8,510,184



	See accompanying notes to financial statements.
                              -37-
                        60 EAST 42ND ST. ASSOCIATES

                          STATEMENT OF INCOME

                    YEAR ENDED DECEMBER 31, 1999




Income:
        Basic rent income                                    $1,087,842
        Additional rent income                                4,145,166

              Total income                                    5,233,008


Expenses:
     Interest on first mortgage                $1,063,842
     Supervisory services                         340,517
     Amortization of mortgage refinancing costs    24,776
     Professional fees                             45,253

              Total expenses                                  1,474,388


Net income                                                   $3,758,620













	See accompanying notes to financial statements.
                               -38-
                             60 EAST 42ND ST. ASSOCIATES

                    STATEMENT OF PARTNERS' CAPITAL (DEFICIT)

                          YEAR ENDED DECEMBER 31, 1999







Partners' capital (deficit), January 1, 1999                  $(4,548,422)

	Add, Net income for the year ended
         December 31, 1999                                      3,758,620

                                                                 (789,802)

	Less, Distributions:
           Monthly distributions, January 1,
             1999 through December 31, 1999         $1,046,420


           Distribution on November 30, 1999 of
             balance of additional rent for the
             lease year ended September 30, 1999     2,782,229
											  3,828,649


           Partners' capital (deficit),
                   December 31, 1999                          $(4,618,451)










	See accompanying notes to financial statements.
                                  -39-
                        60 EAST 42ND ST. ASSOCIATES

                          STATEMENT OF CASH FLOWS

                        YEAR ENDED DECEMBER 31, 1999



Cash flows from operating activities

     Net income                                              $ 3,758,620

     Adjustments to reconcile net income to net cash provided by operating activities:

            Amortization of mortgage refinancing costs            24,776
                    Change in accrued expenses                    45,253

             Net cash provided by operating activities         3,828,649


Cash flows from financing activities

        Monthly distributions to participants                 (1,046,420)

	Distribution on November 30, 1999 of
	 balance of additional rent for the
         lease year ended September 30, 1999                  (2,782,229)

               Net cash used in financing activities          (3,828,649)


Net change in cash                                                -

Cash at beginning of year                                         87,879

              Cash at end of year                            $    87,879


Supplemental disclosure of cash flows information

	Cash paid in 1999 for:

                Interest                                     $ 1,063,842


Supplemental disclosure of non-cash investing and financing activities

    In 1999 the Partnership purchased certain building improvements
     by means of a financial agreement with the lessee       $ 1,062,568



	See accompanying notes to financial statements.
                               -40-

                        60 EAST 42ND ST. ASSOCIATES

                        NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999


1.	Business Activity

	60 East 42nd St. Associates ("Associates") is a general partnership which owns commercial property at 60 East 42nd Street and 301 Madison Avenue, New York, N.Y. The property is net leased to Lincoln Building Associates (the "Lessee").



2.	Summary of Significant Accounting Policies

        Use of estimates

        In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

        In 1999 Associates began a building improvements program (see Note 10). At December 31, 1999 costs totaling $1,062,568 have been incurred for new building improvements, construction in progress which have not yet been put into service. It is Associates' policy to depreciate such improvements when they are placed in service.

        Mortgage refinancing costs and amortization:

        Mortgage refinancing costs of $249,522, incurred in connection with the October 6, 1994 refinancing of the first mortgage, are being amortized ratably over the term of the mortgage, from October 6, 1994 through October 31, 2004.



3.	First Mortgage Payable

	On October 6, 1994, a first mortgage was placed on the property with Morgan Guaranty Trust Company of New York, as trustee of a pension trust, in the amount of $12,020,814. The first mortgage requires constant equal monthly payments totalling $1,063,842 per annum for interest only, at the rate of 8.85% per annum, and matures on October 31, 2004. The real estate is pledged as collateral for the first mortgage.
                                  -41-

                        60 EAST 42ND ST. ASSOCIATES

                    NOTES TO FINANCIAL STATEMENTS (Continued)




4.	Rent Income and Related Party Transactions

	On January 4, 1982, Lincoln Building Associates (the "Lessee") exercised its option to renew the lease for an additional period of 25 years, and the lease period now extends through September 30, 2008. The lease includes an option to renew for one additional period of 25 years through September 30, 2033. See Note 10.

	The lease as modified provides for annual basic rent of $1,087,842, which is equal to the sum of $1,063,842, the constant annual mortgage charges, plus $24,000. In the event of a mortgage refinancing, unless there is an increase in the mortgagebalance, the annual basic rent will be modified and will be equal to the sum of $24,000 plus an amount equal to the revised mortgage charges. In the event that such mortgage refinancing results in an increase in the amount of outstanding principal balance of the mortgage, the basic rent shall be equal to $24,000 plus an amount equal to the product of the new debt service percentage rate under the refinanced mortgage multiplied by the principal balance of the mortgage immediately prior to the refinancing.


	The lease, as modified, also provides for additional rent, as follows:

        1. Additional rent equal to the first $1,053,800 of the Lessee's net operating income, as defined, in each lease year.

        2. Further additional rent equal to 50% of the Lessee's remaining net operating income, as defined, in each lease year.

	For the lease year ended September 30, 1999, the Lessee reported additional rent of $4,145,166 based on an operating profit of $7,236,532 subject to additional rent.

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




5.	Supervisory Services and Related Party Transactions

	Payments for supervisory services, including disbursements and cost of accounting services, are made to the firm of Wien & Malkin LLP. A member of that firm is a partner in Associates.
                                     -42-

                        60 EAST 42ND ST. ASSOCIATES

                NOTES TO FINANCIAL STATEMENTS (Continued)




6.	Professional Fees and Related Party Transactions

	Included in accrued expenses are payments for professional fees, including disbursements of $39,226 which were accrued to the firm of Wien & Malkin LLP, a related party.



7.	Income Taxes

	Net income is computed without regard to income tax expense since Associates does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.



8.	Concentration of Credit Risk

	Associates maintains cash balances in a bank and in a distribution account held by Wien & Malkin LLP. The bank balance is insured by the Federal Deposit Insurance Corporation up to $100,000, and at December 31, 1999 was completely insured. The distribution account held by Wien & Malkin LLP is not insured. The funds held in the distribution account were paid to the participants on January 1, 2000.



9.	Contingencies

	Wien & Malkin LLP and Peter L. Malkin are engaged in a dispute with Helmsley-Spear, Inc. concerning the management, leasing and supervision of the property being net leased to the Lessee. In this connection, certain legal and professional fees and other expenses have been paid and incurred and additional costs are expected to be incurred. Associates' allocable share of such costs cannot as yet be determined. Accordingly, Associates has not provided for the expense and related liability with respect to such costs in the accompanying financial statements.

                                        -43-





                        60 EAST 42ND ST. ASSOCIATES

	NOTES TO FINANCIAL STATEMENTS (Continued)



10.	Building Improvements Program and Subsequent Event

	In 1999 the participants of Associates and the Lessee consented to a building improvements program (the "Program") estimated to cost approximately $22,800,000 and expected to take two to three years to complete.

	The Lessee is currently financing the Program and billing Associates for the costs incurred. The Program (1) grants the ownership of the improvements to Associates and acknowledges its intention to finance them through a fee mortgage increase, and (2) allows for the increased mortgage charges to be paid by Associates from an equivalent increase in the basic rent paid by the Lessee to Associates. Since any overage rent will be decreased by one-half of that amount, the net effect of the lease modification is to have Associates and the Lessee share the costs of the Program equally, assuming overage rent continues to be earned.

	To induce the Lessee to approve the Program, Associates agreed to grant to the Lessee, upon the completion of the Program, an extension of the lease (Note 4) for an additional 50 years to 2083.

	In January 2000 the participants of the Lessee were asked to approve an increase to the Program from $22,800,000 to approximately $28,000,000 under substantially the same conditions as had previously been approved. The increased amount had previously been authorized by the participants of Associates. Such increase would extend the lease beyond 2083, based on the net present benefit to Associates of the improvements made.





                               -44-