Form 10-K, Exhibit 13
period 1999-12-31
60 EAST 42ND STREET ASSOCIATES
filed 2000-04-17
CIK 90794

Exhibit 13b
[LETTERHEAD OF WIEN & MALKIN LLP]






                                             November 30, 1999



TO PARTICIPANTS IN 60 EAST 42ND ST. ASSOCIATES:

	We enclose the operating report of the lessee, Lincoln Building Associates, for the fiscal year of the lease ended September 30, 1999. The lessee reported profit of $6,182,732 subject to additional rent for the lease year ended September 30, 1999, as against profit of $4,113,103 for the lease year ended September 30, 1998. Additional rent for the lease year ended September 30, 1999 was $4,145,166; $1,053,800 at $87,817 per
month was advanced against additional rent so that the balance of additional rent is $3,091,366.

	Wien & Malkin LLP receives an additional payment for supervisory services of 10% of distributions in excess of 14% per annum on the cash investment. Accordingly, Wien & Malkin LLP received $309,137 of the additional rent and the balance of $2,782,229 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment to Wien & Malkin LLP and distribution are enclosed.

	The additional distribution of $2,782,229 represents a return of about 39.7% on the cash investment of $7,000,000. Regular monthly distributions are at the rate of about 14.9% a year, so that distributions for the year ending December 31, 1999 will be about 54.6% per annum.

	If you have any question about the enclosed material, please communicate with the undersigned.

Cordially yours,

WIEN & MALKIN LLP

By:  Stanley Katzman
SK:fm
Encs.

                        -45-

                60 East 42nd St. Associates
           Computation of Additional Payment for
           Supervisory Services and Distribution
        For the Lease Year Ended September 30, 1999




Secondary additional rent                                   $3,091,366

Primary additional rent, 1999:
	Monthly distributions at about
                14.9% per annum on
                original investment             $1,046,420
	Additional monthly payment to
                Wien & Malkin LLP                    7,380   1,053,800

Total rent to be distributed                                 4,145,166
        14% return on $7,000,000 investment                    980,000

Subject to additional payment at
        10% to Wien & Malkin LLP                            $3,165,166

Additional payment at 10%                                   $  316,517
Paid to Wien & Malkin LLP as
        advances for additional payment                          7,380

Balance of additional payment to
        Wien & Malkin LLP                                   $  309,137

Summary:

Additional distribution to participants                     $2,782,229
Payment to Wien & Malkin LLP, as above                         309,137

Total secondary additional rent available
	for distribution to participants and
        payment to Wien & Malkin LLP                        $3,091,366


                        -46-

[LETTERHEAD OF ROGOFF & COMPANY, P.C.
 CERTIFIED PUBLIC ACCOUNTANTS]



Lincoln Building Associates
60 East 42nd Street
New York, New York 10165

Gentlemen:

	In accordance with our engagement, we have compiled the special-purpose statement of income and expense of Lincoln
Building Associates for the lease year ended September 30, 1999.

	Our engagement included the examination of statements of receipts and disbursements for the property, together with supporting records, but did not include the verification by direct communication of the income from tenants or liabilities and disbursements to vendors.

	We have no knowledge of any contingent liabilities that should be disclosed.

	Based on our compilation, subject to the above, the accompanying special-purpose statement of income and expense presents fairly the net operating income, as defined, for the computation of additional rent, of Lincoln Building Associates, for the lease year ended September 30, 1999.








New York, New York
October 22, 1999
                            -47-



                Lincoln Building Associates
                Notes to Financial Statement



Note 1 - The lease as modified effective January 1, 1977 provides for additional rent, as follows:


         Additional rent equal to the first $1,053,804 of the Lessee's net operating income, as defined, in each lease year.

         Further additional rent equal to 50% of the Lessee's remaining net operating income, as defined, in each lease year.










                            -48-

                    Lincoln Building Associates
                  Statement of Income and Expense
                October 1,1998 through September 30, 1999



Income:
   Rent income                         $  26,049,568
   Electric income-net                     1,163,668
   Other income                              684,647
                                                     $ 27,897,883
Total Income


Expenses:
   Basic rent expense                      1,087,840
   Real estate taxes                       5,792,612
   Labor costs                             5,881,827
   Repairs, supplies and improvements      5,221,752
   Steam                                     471,002
   Management and leasing                  1,161,979
   Professional fees                         376,331
   Insurance                                 130,236
   Water and sewer charges                   161,362
   Miscellaneous                             376,410

Total Expenses                                         20,661,351

Net Income subject to additional rent                   7,236,532
Less, Net income subject to primary
   additional rent                                      1,053,800

Net Income Subject to secondary additional rent      $  6,182,732

Secondary additional rent at 50%                     $  3,091,366


Computation of Additional Rent due Landlord:
  Primary additional rent                            $  1,053,800
  Secondary additional rent                             3,091,366

Total Additional rent                                   4,145,166

Less, Advances against additional rent                  1,053,800

Additional rent due landlord                         $  3,091,366






                         The accompanying letter
                    are an integral part of the statement.

                           -49-