Form 10-K, Exhibit 13
period 2000-12-31
60 EAST 42ND STREET ASSOCIATES
filed 2001-04-16
CIK 90794

[LETTERHEAD OF WIEN & MALKIN LLP]



                                        March 2, 2001


To Participants in 60 East 42nd St. Associates
      Federal Identification Number 13-6077181

	We enclose the annual report of the partnership which owns the premises at 60 East 42nd Street (the Lincoln Building), and at 301 Madison Avenue, New York City, for the year ended December 31, 2000.
	The reported income for 2000 was $6,296,724. This was less than distributions of $6,602,458 which is partly the result of amortization of mortgage refinancing costs.
	Monthly distributions during 2000 totalled $1,046,420, or about 14.9% per annum on the original cash investment of $7,000,000. The distributions were made possible by advances from the lessee totalling $1,053,800 against additional rent.
        Additional rent for the lease year ended September 30, 2000 was $7,227,175, or an excess of $6,173,375 over the advances of $1,053,800. Wien & Malkin LLP received $617,337 and the balance of the excess rent of $5,556,038 was distributed to the participants on November 30, 2000. The additional distribution of $5,556,038 represented an annual return of about 79.4% on the cash investment of $7,000,000, so that total distributions for 2000 were at the rate of about 94.3% per annum.
	Taking into account that a portion of prior distributions constituted a return of capital, the book value on December 31, 2000 of an original cash investment of $10,000 was a deficit balance of $6,935.
	The enclosed Schedule K-1 form(s) (Form 1065), containing 2000 tax information must be reviewed in detail by your accountant. If you have any question about the enclosed material please communicate with our office.
	Please retain this letter and the enclosed Schedule K-1 form(s) for the preparation of your income tax returns for the year 2000.

                                Cordially yours,

                                WIEN & MALKIN LLP

                                By:  Stanley Katzman
SK:fm
Encs.


                                -37-


[LETTERHEAD OF J.H. COHN
ACCOUNTANTS & CONSULTANTS]







INDEPENDENT ACCOUNTANTS' REPORT



To the participants in 60 East 42nd St. Associates (a Partnership):


We have audited the accompanying balance sheet of 60 East 42nd St. Associates ("Associates") as of December 31, 2000, and the related statements of income, partners' capital (deficit) and cash flows for the year then ended. These financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 60 East 42nd Street Associates as of December 31, 2000, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


					J.H. Cohn LLP
					1212 Avenue of the Americas
					New York, N. Y. 10036

February 15, 2001


                                -38-

                        60 EAST 42ND ST. ASSOCIATES

                                BALANCE SHEET

                            DECEMBER 31, 2000




Assets
        Cash in banks                                            $ 5,900,407
	Cash in distribution account held
          by Wien & Malkin LLP                                        87,202

                                                                   5,987,609

	Real estate at 60 East 42nd Street and
	 301 Madison Avenue, New York City:
                Buildings                          $16,960,000
                  Less:  Accumulated depreciation   16,960,000            -
                Building improvements                1,574,135
                  Less:  Accumulated depreciation    1,574,135            -
                Building improvements, construction in progress    3,195,115
                Land                                               7,240,000

        Mortgage refinancing costs                   1,361,096
                Less: Accumulated amortization         348,797     1,012,299

                 Total assets                                    $17,435,023



Liabilities and partners' capital (deficit)
	Liabilities:
                First mortgage                                   $12,020,814
                Second mortgage                                    7,000,000
                Due to lessee                                      3,288,906
                Accrued expenses                                      49,488

                Total liabilities                                 22,359,208

	Commitments and contingencies

        Partners' capital (deficit)                              (4,924,185)

           Total liabilities and partners' capital (deficit)    $17,435,023



	See accompanying notes to financial statements.
                              -39-
	60 EAST 42ND ST. ASSOCIATES

	STATEMENT OF INCOME

	YEAR ENDED DECEMBER 31, 2000




Income:
        Basic rent income                                   $1,194,968
        Additional rent income                               7,227,175
        Interest income                                         92,422

         Total income                                        8,514,565


Expenses:
   Interest on mortgages                        $1,263,391
   Supervisory services                            648,717
   Amortization of mortgage refinancing costs      219,012
   Professional fees                                86,721

         Total expenses                                     2,217,841


Net income                                                 $6,296,724














	See accompanying notes to financial statements.

                                -40-

                60 EAST 42ND ST. ASSOCIATES

	STATEMENT OF PARTNERS' CAPITAL (DEFICIT)

	          YEAR ENDED DECEMBER 31, 2000







Partners' capital (deficit), January 1, 2000          $(4,618,451)

   Add, Net income for the year ended
         December 31, 2000                              6,296,724

                                                        1,678,273

   Less, Distributions:
       Monthly distributions, January 1,
          2000 through December 31, 2000     $1,046,420


       Distribution on November 30, 2000 of
          balance of additional rent for the
       lease year ended September 30, 2000    5,556,038
                                                        6,602,458


           Partners' capital (deficit),
             December 31, 2000                        $(4,924,185)
















	See accompanying notes to financial statements.
                                -41-

                60 EAST 42ND ST. ASSOCIATES

                STATEMENT OF CASH FLOWS

                YEAR ENDED DECEMBER 31, 2000


Cash flows from operating activities

    Net income                                            $ 6,296,724

    Adjustments to reconcile net income to net cash provided by operating activities:

      Amortization of mortgage refinancing costs              219,012
      Change in accrued expenses                                4,235
      Change in due to lessee                                  93,791

      Net cash provided by operating activities             6,613,762


Cash flows from financing activities

      Proceeds from second mortgage loan                    7,000,000
      Payment of mortgage refinancing costs                (1,111,574)
      Monthly distributions to participants                (1,046,420)

      Distribution on November 30, 2000 of
       balance of additional rent for the
       lease year ended September 30, 2000                 (5,556,038)

      Net cash used in financing activities                  (714,032)

Net change in cash                                          5,899,730

Cash at beginning of year                                      87,879

      Cash at end of year                                 $ 5,987,609


Supplemental disclosure of cash flows information

        Cash paid in 2000 for interest                    $ 1,213,903


Supplemental disclosure of non-cash investing and financing activities

  In 2000 the Partnership purchased certain building improvements
   by means of a financial agreement with the lessee     $ 2,132,547




	See accompanying notes to financial statements.
                                -42-

                60 EAST 42ND ST. ASSOCIATES

                NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 2000



1.      Business Activity

    60 East 42nd St. Associates ("Associates") is a general partnership which owns commercial property at 60 East 42nd Street and 301 Madison Avenue, New York, N.Y. The property is net leased to Lincoln Building Associates (the "Lessee").

2.	Summary of Significant Accounting Policies

        Use of estimates

        In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

        In 1999 Associates began a building improvements program (see Note 10). At December 31, 2000 costs totaling $3,195,115 have been incurred for new building improvements, construction in progress, which have not yet been put into service. It is Associates' policy to depreciate such improvements when they are placed in service.

        Mortgage refinancing costs and amortization and related party transactions:

        Mortgage refinancing costs of $249,522, incurred in connection with the October 6, 1994 refinancing of the first mortgage, are being amortized ratably over the term of the first mortgage, from October 6, 1994 through October 31, 2004.

        Mortgage refinancing costs of $1,111,574, incurred in connection with the March 8, 2000 refinancing of the second mortgage, are being amortized ratably over the term of the second mortgage, from March 8, 2000 through October 31, 2004.

        Included in the refinancing costs applicable to the second mortgage (see Note 3) are payments of $70,071 made to the firm of Wien & Malkin LLP, a related party.

                        60 EAST 42ND ST. ASSOCIATES

3.	First and Second Mortgages Payable

On October 6, 1994, a first mortgage was placed on the property with Morgan Guaranty Trust Company of New York, as trustee of a pension trust, in the amount of $12,020,814. The first mortgage requires constant equal monthly payments totaling $1,063,842 per annum for interest only, at the rate of 8.85% per annum, and matures on October 31, 2004.

In connection with the building improvements program (see Note 10), a second mortgage loan was placed on the property on March 8, 2000, with Emigrant Savings Bank. The principal amount of the second mortgage note is $27,979,186, to be drawn down as payments for the building improvements are needed. Through December 31, 2000 Associates had drawn down advances of $7,000,000 against this loan. The loan agreement permits additional advances to be made through September 1, 2002 in amounts of not less than $1,000,000 each, provided that no more than six advances may be made during any twelve consecutive calendar month period.

The second mortgage provides that the first $7,000,000 of loan proceeds advanced through September 30, 2000 shall bear interest at the rate of 8.21% per annum through the term of the loan. All loan proceeds advanced after September 30, 2000 or in excess of $7,000,000 (in the aggregate) shall bear interest at a Floating Rate, defined to be either the prime rate, a U.S. Treasury based rate or a LIBO-based rate, as selected by Associates. Monthly payments for debt service on the loan are interest only. The second mortgage also matures on October 31, 2004.

On October 1, 2002, the interest rate on the second mortgage will be converted to a Fixed Rate. The Fixed Rate is equal to 1.65% per annum in excess of the yield on U.S. Treasury Securities having the closest maturity to October 31, 2004, as last published prior to October 1, 2002 by the Federal Reserve Board.

The real estate is pledged as collateral for the first and second mortgages.



4.	Rent Income and Related Party Transactions

On January 4, 1982, Lincoln Building Associates (the "Lessee") exercised its option to renew the lease for an additional period of 25 years, and the lease period now extends through September 30, 2008. The lease includes an option to renew for one additional period of 25 years through September 30, 2033. See Note 10.

The lease as modified provides for an annual basic rent equal to the sum of the constant annual mortgage charges on all mortgages, plus $24,000. In the event of a mortgage refinancing, unless there is an increase in the mortgage balance, the annual basic rent will be modified and will be equal to the sum of $24,000 plus an amount equal to the revised mortgage charges. In the event that such mortgage refinancing results in an increase in the amount of outstanding principal balance of the mortgage, the basic rent shall be equal to $24,000 plus an amount equal to the product of the new debt service percentage rate under the refinanced mortgage multiplied by the principal balance of the mortgage immediately prior to the refinancing.

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

	For the lease year ended September 30, 2000 the Lessee reported additional rent of $7,227,175, based on an operating profit of $13,400,549 subject to additional rent.

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


5.	Supervisory Services and Related Party Transactions

	Payments for supervisory services, including disbursements and the cost of regular accounting services, are made to the firm of Wien & Malkin LLP. A member of that firm is a partner in Associates.


6.	Professional Fees and Related Party Transactions

	Included in professional fees are payments of $70,054 made to the firm of Wien & Malkin LLP, a related party.


7.	Income Taxes

	Net income is computed without regard to income tax expense since Associates does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.

                        60 EAST 42ND ST. ASSOCIATES

8.	Concentration of Credit Risk

	Associates maintains cash balances in two banks and in a distribution account held by Wien & Malkin LLP. The bank balances are insured by the Federal Deposit Insurance Corporation up to $100,000 each, and at December 31, 2000 approximately $5,649,000 was not insured. The distribution account held by Wien & Malkin LLP is not insured.
        The funds held in the distribution account were paid to the participants on January 1, 2001.



9.	Contingencies

	Wien & Malkin LLP and Peter L. Malkin are engaged in a dispute with Helmsley-Spear, Inc. concerning the management, leasing and supervision of the property net leased to the Lessee. In this connection, certain legal and professional fees and other expenses have been paid and incurred and additional costs are expected to be incurred.
        Associates' allocable share of such costs cannot as yet be determined. Accordingly, Associates has not provided for the expense and related liability with respect to such costs in the accompanying financial statements.



10.	Building Improvements Program

	In 1999 the participants of Associates and the Lessee consented to a building improvements program (the "Program") estimated to cost approximately $22,800,000 and expected to take two to three years to complete. In 2000 the participants of the Lessee approved an increase to the Program from $22,800,000 to approximately
        $28,000,000 under substantially the same conditions as had previously been approved. The increased amount had previously been authorized by the participants of Associates.

	The Lessee is currently financing the Program and billing Associates for the costs incurred. The Program (1) grants the ownership of the improvements to Associates and acknowledges its intention to finance them through an increase in the fee mortgage (Note 3), and (2) allows for the increased mortgage charges to be paid by Associates from an equivalent increase in the basic rent paid by the Lessee to Associates. Sinceany overage rent will be decreased by one-half of that amount, the net effect of the lease modification is to have Associates and the Lessee share the costs of the Program equally,assuming overage rent continues to be earned.

	To induce the Lessee to approve the Program, Associates agreed to grant to the Lessee, upon the completion of the Program, an extension of the lease (Note 4) for an additional 50 years to 2083.

                        60 EAST 42ND ST. ASSOCIATES

                NOTES TO FINANCIAL STATEMENTS (Continued)



11.     Receipt of Warrants and Stock in Telecommunications Companies

        In 2000, Associates received 8,914 shares of common stock of Broadband Office, Inc., and warrants to acquire 22,920 shares and 16,200 shares of common stock of Gillette Global Network, Inc. ("Gillette") and ENN Providers, Inc. ("Narrowcast"), respectively, (each of the aforementioned companies collectively referred to as the "Companies"). The stock and warrants were provided to Associates for allowing the Companies, at little or no cost to Associates, to wire the building to provide high speed internet access and other telecommunications services, the installation of monitors in the building's elevator cabs to display current news and weather reports, advertisements and building information messages. The Lessee received an equal amount of shares and warrants. In addition, the Lessee will receive from 5% to 10% of the revenues generated by such services from advertising and subscriptions with tenants of the building. No income from these sources was earned in 2000. The warrants are exercisable, generally, following an initial public offering ("IPO") of each of the Companies. There is no expectation that such an IPO will occur at anytime soon. The Gillette and Narrowcast warrants expire on August 29, 2003 and August 17, 2005, respectively. There are restrictions as to the transfer of stock and there is no current market for the warrants or the stock. Since they did not have an ascertainable value as of the date they were granted or at December 31, 2000, no amounts have been recorded in the accompanying financial statements for such warrants or stock.