Form 10-K, Exhibit 13
period 2000-12-31
60 EAST 42ND STREET ASSOCIATES
filed 2001-04-16
CIK 90794

[LETTERHEAD OF WIEN & MALKIN LLP]





						November 30, 2000



TO PARTICIPANTS IN 60 EAST 42ND ST. ASSOCIATES:

	We enclose the operating report of the lessee, Lincoln Building Associates, for the fiscal year of the lease ended September 30, 2000. The lessee reported profit of $12,346,749 subject to additional rent for the lease year ended September 30, 2000, as against profit of $6,182,732 for the lease year ended September 30, 1999. Additional rent for the lease year ended September 30, 2000 was $7,227,175; $1,053,800 at $87,817 per month was advanced against additional rent so that the balance of additional rent is $6,173,375.

	Wien & Malkin LLP receives an additional payment for supervisory services of 10% of distributions in excess of 14% per annum on the cash investment. Accordingly, Wien & Malkin LLP received $617,337 of the additional rent and the balance of $5,556,038 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment to Wien & Malkin LLP and distribution are enclosed.

	The additional distribution of $5,556,038 represents a return of about 79.37% on the cash investment of $7,000,000. Regular monthly distributions are at the rate of about 14.9% a year, so that distributions for the year ending December 31, 2000 will be about 94.27% per annum.

        If you have any question about the enclosed material, please communicate with the undersigned.

                                        Cordially yours,

                                        WIEN & MALKIN LLP

                                        By:  Stanley Katzman
SK:jf
Encs.

                                   -48-


                    60 East 42nd St. Associates
                Computation of Additional Payment for
                Supervisory Services and Distribution
              For the Lease Year Ended September 30, 2000




Secondary additional rent                                $  6,173,375

Primary additional rent, 2000
    Monthly distributions at about
        14.9% per annum on
        original investment               $1,046,420
    Additional monthly payment to
            Wien & Malkin LLP                  7,380        1,053,800

Total rent to be distributed                                7,227,175
14% return on $7,000,000 investment                           980,000

Subject to additional payment at
        10% to Wien & Malkin LLP                         $  6,247,175

Additional payment at 10%                                $    624,717
Paid to Wien & Malkin LLP as
   advances for additional payment                              7,380

Balance of additional payment to
        Wien & Malkin LLP                                $    617,337

Summary:

Additional distribution to participants                   $ 5,556,038
Payment to Wien & Malkin LLP, as above                        617,337

Total secondary additional rent available
	for distribution to participants and
        payment to Wien & Malkin LLP                      $ 6,173,375


                                   -49-

[Rogoff & Comapny, P.C.]



Lincoln Building Associates
60 East 42nd Street
New York, New York 10165

Gentlemen:

	In accordance with our engagement, we have compiled the special-purpose statement of income and expense of Lincoln
Building Associates for the lease year ended September 30, 2000.

	Our engagement included the examination of statements of receipts and disbursements for the property, together with supporting records, but did not include the verification by direct communication of the income from tenants or liabilities and disbursements to vendors.

	We have no knowledge of any contingent liabilities that should be disclosed.

	Based on our compilation, subject to the above, the accompanying special-purpose statement of income and expense presents fairly the net operating income, as defined, for the computation of additional rent, of Lincoln Building Associates, for the lease year ended September 30, 2000.








New York, New York
October 25, 2000

                                  -50-
                          Lincoln Building Associates
                        Statement of Income and Expense
                October 1, 1997 through September 30, 1998
                        (Unaudited)



Income:
   Rent                                               $23,827,607
   Electricity - net                                      838,186
   Other income                                           724,952

Total Income                                          $25,390,745

Expenses:
   Basic rent expense                    1,087,839
   Real estate taxes                     5,353,821
   Labor costs                           5,589,029
   Repairs, supplies and improvements    6,407,704
   Steam                                   483,773
   Management and leasing fees           1,381,258
   Professional fees                       320,071
   Insurance                               161,299
   Water and sewer charges                 154,361
   Miscellaneous                           338,487

Total Expenses                                         21,277,642

Net income subject to additional rent                   4,113,103
Less, Net income subject to primary
   additional rent                                      1,053,800

Net income subject to secondary additional rent       $ 3,059,303


Secondary additional rent @ 50%                       $ 1,529,651


Computation of Additional Rent due Landlord:
   Primary additional rent                            $ 1,053,800
   Secondary additional rent                            1,529,651

      Total additional rent                             2,583,451

   Less, Advances against additional rent               1,053,800

Additional rent due landlord                          $ 1,529,651








	The accompanying letter of transmittal and notes are an integral part of this statement.

                               -51-

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




                                 -52-