Form 10-K/A, Exhibit 13
period 2001-12-31
60 EAST 42ND STREET ASSOCIATES
filed 2002-04-17
CIK 90794

[LETTERHEAD OF WIEN & MALKIN LLP]






							November 30, 2001



TO PARTICIPANTS IN 60 EAST 42ND ST. ASSOCIATES:

	We enclose the operating report of the lessee, Lincoln Building Associates, for the fiscal year of the lease ended September 30, 2001. The lessee reported profit of $16,115,379 subject to additional rent for the lease year ended September 30, 2001, as against profit of $12,346,749 for the lease year ended September 30, 2000. Additional rent for the lease year ended September 30, 2001 was $9,111,490; $1,053,800 at $87,817 per month was advanced against additional rent so that the balance of additional rent is $8,057,690.

	Wien & Malkin LLP receives an additional payment for supervisory services of 10% of distributions in excess of 14% per annum on the cash investment. Accordingly, Wien & Malkin LLP received $805,769 of the additional rent and the balance of $7,251,921 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment to Wien & Malkin LLP and distribution are enclosed.

	The additional distribution of $7,251,921 represents a return of about 103.6% on the cash investment of $7,000,000. Regular monthly distributions are at the rate of about 14.9% a year, so that distributions for the year ending December 31, 2001 will be about 118.5% per annum.

        If you have any question about the enclosed material, please communicate with the undersigned.

                                        Cordially yours,

                                        WIEN & MALKIN LLP

                                        By:  Stanley Katzman
SK:fm
Encs.


                60 East 42nd St. Associates
          Computation of Additional Payment for
          Supervisory Services and Distribution
        For the Lease Year Ended September 30, 2001




Secondary additional rent                                         $ 8,057,690

Primary additional rent, 2001
	Monthly distributions at about
		14.9% per annum on $7,000,000
                original investment                    $1,046,420
	Additional monthly payment to
                Wien & Malkin LLP                           7,380   1,053,800

Total rent to be distributed                                        9,111,490
14% return on $7,000,000 investment                                   980,000

Subject to additional payment at
        10% to Wien & Malkin LLP                                  $ 8,131,490

Additional payment at 10%                                        $    813,149
Paid to Wien & Malkin LLP as
        advances for additional payment                                 7,380

Balance of additional payment to
        Wien & Malkin LLP                                        $    805,769

Summary:

Additional distribution to participants                           $ 7,251,921
Payment to Wien & Malkin LLP, as above                                805,769

Total secondary additional rent available
	for distribution to participants and
        payment to Wien & Malkin LLP                              $ 8,057,690





[LETTERHEAD OF ROGOFF & COMPANY, P.C.
 CERTIFITED PUBLIC ACCOUNTANTS]


Lincoln Building Associates
60 East 42nd Street
New York, New York 10165


We have compiled a special-purpose statement of income and expense of Lincoln Building Associates for the lease year ended September 30, 2001 for the determination of additional rent due to 60 East 42nd St. Associates in accordance with paragraph 2(B) of the lease, as modified, between Lincoln Building Associates and 60 East 42nd St. Associates. Such report is not intended to be a presentation in conformity with generally accepted accounting principles. Our engagement was conducted in accordance with Statements for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting, in the form of financial statements, information that is representation of management. We have not audited or reviewed the accompanying special-purpose financial statement and , accordingly, do not express an opinion or any other form of assurance on it.


This report is intended solely for the information and use of the managements of Lincoln Building Associates and 60 East 42nd St.
Associates, and should not be used for any other purpose.




New York, New York
October 24, 2001






                Lincoln Building Associates
         Special Purpose Statement of Income and Expense
            October 1,2000 through September 30, 2001



Income:
   Rent income                              $  34,574,043
   Net electric income                          1,468,783
   Other income                                 1,064,060
                                                          $  37,106,886
Total Income

Expenses:
   Basic rent expense                           1,446,669
   Real estate taxes                            5,484,964
   Labor costs                                  6,564,256
   Repairs, supplies and improvements           3,351,483
   Steam                                          868,194
   Management and leasing                         940,820
   Professional fees                              454,761
   Insurance                                      165,624
   Water and sewer charges                         78,937
   Miscellaneous                                  581,999

Total Expenses                                               19,937,707

Net Income subject to additional rent                        17,169,179
Less, Net income subject to primary
   additional rent                                            1,053,800

Net Income Subject to secondary additional rent           $  16,115,379

Secondary additional rent at 50%                          $   8,057,690


Computation of Additional Rent due Landlord:
  Primary additional rent                                 $   1,053,800
  Secondary additional rent                                   8,057,690

Total Additional rent                                         9,111,490

Less, Advances against additional rent                        1,053,800

Additional rent due landlord                              $   8,057,690








   See accompanying Accountants' Compilation Report and Selected Information.







	Lincoln Building Associates
	Selected Information


Note 1 - The lease as modified effective January 1, 1977 provides for additional rent, as follows:


          Additional rent equal to the first $1,053,800 of the Lessee's net operating income, as defined, in each lease year.

          Further additional rent equal to 50% of the Lessee's remaining net operating income, as defined, in each lease year.