Form 10-K, Exhibit 13
period 2002-12-31
60 EAST 42ND STREET ASSOCIATES
filed 2003-04-15
CIK 90794

[LETTERHEAD OF WIEN & MALKIN LLP]






                                                March 14, 2003


To Members and Participants in 60 East 42nd St. Associates L.L.C.
      Federal Identification Number 13-6077181


        We enclose the annual report of 60 East 42nd St. Associates L.L.C. ("Associates") for the year 2002. The limited liability company owns the premises at 60 East 42nd Street (the Lincoln Building), and at 301 Madison Avenue, New York City. Associates was converted from a general partnership to a limited liability company on November 28, 2001. Costs for the conversion totaled $16,480, including $13,430 paid to Wien & Malkin LLP for its time charges.

        The reported income for 2002 was $6,557,108 which was less than distributions of $7,281,898. The difference is treated as a return of capital investment, rather than as taxable income. It results partly from depreciation and amortization of mortgage refinancing costs. Taking into account that a portion of prior distributions constituted a return of capital, the book value on December 31, 2002 of an original cash investment of $10,000 was a deficit balance of $8,761.

        Monthly distributions during 2002 totaled $1,046,420, or about 14.9% per annum on the original cash investment of $7,000,000. The distributions were made possible by advances from the lessee totalling $1,053,800 against additional rent.

        Additional rent for the lease year ended September 30, 2002 was $7,998,589, or an excess of $6,944,789 over the advances of $1,053,800.
Wien & Malkin LLP received $692,831, $16,480 was deducted for fees and costs relating to the conversion of 60 East 42nd St. Associates to a limited liability company and the balance of the excess rent of $6,235,478 was distributed to the participants on November 29, 2002. The additional distribution of $6,235,478 represented an annual return of about 89.1% on the cash investment of $7,000,000, so that total distributions for 2002 were at the rate of about 104% per annum.

        Also enclosed is Schedule K-1 form(s) (Form 1065), containing 2002 tax information which must be reviewed in detail by your accountant.

        Please retain this letter and the enclosed Schedule K-1 form(s) for the preparation of your income tax returns for the year 2002.

        If you have any question about the enclosed material please communicate with our office.

                                Cordially yours,

                                WIEN & MALKIN LLP

                                By:  Stanley Katzman

SK:fm
Encs.





[J.H. COHN, LLP]





INDEPENDENT ACCOUNTANTS' REPORT



To the participants in 60 East 42nd St. Associates L.L.C. (a limited liability company):


We have audited the accompanying balance sheet of 60 East 42nd St. Associates L.L.C. ("Associates") as of December 31, 2002, and the related statements of income, members' deficiency and cash flows for the year then ended. These financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 60 East 42nd Street Associates L.L.C. as of December 31, 2002, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.





New York, N.Y.
March 3, 2003



                60 EAST 42ND ST. ASSOCIATES L.L.C.
                 (A Limited Liability Company)

                         BALANCE SHEET

                       DECEMBER 31, 2002


Assets
    Cash available for operations:
       Cash in banks                                     $     120,904
       Distribution account held
        by Wien & Malkin LLP                                    87,202
											      208,106

   Cash segregated for payment of building improvement
        costs                                                8,510,100

   Real estate at 60 East 42nd Street and
     301 Madison Avenue, New York City:
       Buildings                                             $16,960,000
         Less:  Accumulated depreciation       16,960,000       -
       Building improvements and equipment     21,396,388
         Less:  Accumulated depreciation        2,238,713     19,157,675
       Land                                                    7,240,000

        Mortgage refinancing costs              1,361,096
         Less: Accumulated amortization           876,961        484,135

         Total assets                                        $35,600,016



Liabilities and members' deficiency
   Liabilities:
    First mortgage                                          $12,020,814
    Second mortgage                                          27,979,186
    Due to lessee                                               571,695
    Building improvement costs payable and accrued expenses   1,160,923

        Total liabilities                                    41,732,618

	Commitments and contingencies

        Members' deficiency                                 (6,132,602)

       Total liabilities and members' deficiency           $35,600,016




	See accompanying notes to financial statements.



                60 EAST 42ND ST. ASSOCIATES L.L.C.
                  (A Limited Liability Company)

                        STATEMENT OF INCOME

                YEAR ENDED DECEMBER 31, 2002




Income:
        Basic rent income                                    $2,043,396
        Additional rent income                                7,998,589
        Interest income                                          68,212

             Total income                                    10,110,197


Expenses:
        Interest on mortgages                 $2,087,608
        Supervisory services                     724,211
	Amortization of mortgage
           refinancing costs                     264,082
        Professional fees                         18,864

             Total expenses                                   3,094,765


Income before depreciation                                    7,015,432

Depreciation of building improvements and equipment             458,324

Net income                                                   $6,557,108


















	See accompanying notes to financial statements.



                60 EAST 42ND ST. ASSOCIATES L.L.C.
                 (A Limited Liability Company)

                STATEMENT OF MEMBERS' DEFICIENCY

                  YEAR ENDED DECEMBER 31, 2002




Members' deficiency, January 1, 2002			$(5,407,812)

	Add, Net income for the year ended
         December 31, 2002                                6.557,108

											1,149,296

	Less, Distributions:
		Monthly distributions, January 1,
                 2002 through December 31, 2002          $1,046,420


		Distribution on November 29, 2002 of
		 balance of additional rent for the
		 lease year ended September 30, 2002	 6,235,478
											  7,281,898


                  Members' deficiency,
                  December 31, 2002                    $(6,132,602)
















	See accompanying notes to financial statements.


                60 EAST 42ND ST. ASSOCIATES L.L.C.
                   (A Limited Liability Company)

                     STATEMENT OF CASH FLOWS

                YEAR ENDED DECEMBER 31, 2002


Cash flows from operating activities

    Net income                                               $ 6,557,108

    Adjustments to reconcile net income to net cash provided by operating activities:

    Depreciation of building improvements and equipment         458,324
    Amortization of mortgage refinancing costs                  264,082
    Change in accrued expenses                                   55,700

    Net cash provided by operating activities                 7,335,214

Cash flows from investing activities

    Purchase of building improvements and equipment          (6,463,962)
    Cash segregated for payment of building
      improvement costs                                      (8,510,100)

   Net cash used in investing activities                    (14,974,062)

Cash flows from financing activities

        Proceeds from second mortgage loan                   14,979,186
        Changes in amounts due to lessee                     (1,801,084)
        Monthly distributions to participants                (1,046,420)
	Distribution on November 29, 2002 of
	 balance of additional rent for the
         lease year ended September 30, 2002                 (6,235,478)

   Net cash provided by financing activities                  5,896,204

Net change in cash                                           (1,742,644)

Cash at beginning of year                                     1,950,750

       Cash at end of year                                 $    208,106


Supplemental disclosure of cash flows information

        Cash paid in 2002 for interest                      $ 2,031,908

Supplemental disclosure of noncash investing activities

        Building improvement costs payable                  $ 1,050,193



	See accompanying notes to financial statements.

                60 EAST 42ND ST. ASSOCIATES L.L.C.
                (A Limited Liability Company)

                NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 2002


1. Business Activity and Reorganization

60 East 42nd St. Associates L.L.C. ("Associates") is a limited liability company owning commercial property at 60 East 42nd Street and 301 Madison Avenue, New York, N.Y. The property, known as the "The Lincoln Building", is net leased to Lincoln Building Associates L.L.C. (the "Lessee").

On November 28, 2001, 60 East 42nd St. Associates converted from a general partnership to a limited liability company and changed its name to 60 East 42nd St. Associates L.L.C. Ownership percentages in Associates were unchanged by the conversion, and the partnership's income tax basis in its assets and liabilities carried over to the limited liability company.


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

Land, buildings, building improvements, equipment and depreciation:

Land, buildings, building improvements and equipment are stated at cost. The buildings, and building improvements costing $1,574,135, have been fully depreciated, using a straight-line method over their estimated useful lives ranging from 20 to 26 years.

In connection with the building improvements program which began in 1999 (see Note 9), costs totaling $19,822,253 at December 31, 2002 have been incurred for new building improvements ($19,692,253) and equipment ($130,000) which have been put into service. Depreciation on these assets is provided primarily using the straight-line method over an estimated useful life of 39 years for building improvements and 7 years for equipment.

Mortgage refinancing costs and amortization:

Mortgage refinancing costs are being amortized ratably over the respective terms of the first and second mortgages (see Note 3), through October 31, 2004.


3. First and Second Mortgages Payable

On October 6, 1994, a first mortgage was placed on the property with Morgan Guaranty Trust Company of New York, as trustee of a pension trust, in the amount of $12,020,814. The first mortgage requires constant equal monthly payments totaling $1,063,842 per annum for interest only, at the rate of 8.85% per annum, and matures on October 31, 2004.


                60 EAST 42ND ST. ASSOCIATES L.L.C.
                 (A Limited Liability Company)

                NOTES TO FINANCIAL STATEMENTS

                    DECEMBER 31, 2002




3. First and Second Mortgages Payable (concluded)

In connection with the building improvements program referred to in Note 9, a second mortgage loan was placed on the property on March 8, 2000, with Emigrant Savings Bank. The principal amount of the second mortgage note is $27,979,186, with proceeds to be drawn down as payments for the building improvements were needed. By August 15, 2002, Associates had drawn down all funds available against this loan.

The second mortgage called for the first $7,000,000 of loan proceeds advanced through September 30, 2000 to bear interest at the rate of 8.21% per annum through the term of the loan. All loan proceeds advanced after September 30, 2000 initially bore interest at a Floating Rate, defined to be either the prime rate, a U.S. Treasury based rate or a LIBO-based rate, as selected by Associates. On October 1, 2002, in accordance with the terms of the mortgage, the Floating Rate interest on the entire $20,979,186 balance of second mortgage loan was converted to a fixed rate of 3.39%. Monthly payments for debt service on the entire second mortgage are interest only. The second mortgage also matures on October 31, 2004.

As of December 31, 2002, Associates had set aside approximately $8,500,000 of loan proceeds from the second mortgage loan to pay for the Program.

The real estate is pledged as collateral for the first and second mortgages.


4.  Rent Income

On January 4, 1982, the Lessee exercised its option to renew the lease for an additional period of 25 years, and the lease period now extends through September 30, 2008. The lease includes an option to renew for one additional period of 25 years through September 30, 2033. See Note 9.

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

For the lease year ended September 30, 2002 the Lessee reported additional rent of $7,998,589, based on an operating profit of $14,943,378 subject to additional rent.



                60 EAST 42ND ST. ASSOCIATES L.L.C.
                 (A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

4.  Rent Income (concluded)
Additional rent is billed to and advanced by the Lessee in equal monthly installments of $87,817. While it is not practicable to estimate that portion of additional rent of the lease year ending on the ensuing September 30th which would be allocable to the current three month period ending December 31st, Associates' policy is to include in its income each year the advances of additional rent income received from October 1st to December 31st.

No other additional rent is accrued by Associates for the period between the end of the Lessee's lease year ending September 30th and the end of Associates' fiscal year ending December 31st.


5. Related Party Transactions

a) Rent income

All rent income is received by Associates from the Lessee, a related party. Beneficial interests in the Lessee are held by one or more persons at Wien & Malkin LLP ("Wien & Malkin"), their family members, and/or trusts, limited liability companies, or similar entities owned for their family members.

b) Supervisory and other services

Supervisory and other services are provided to Associates by its supervisor, Wien & Malkin, a related party in which Peter L. Malkin, a member in Associates, has an interest. Beneficial interests in Associates are held by one or more persons at Wien & Malkin, their family members, and/or trust, limited liability companies or similar entities owned for their family members.

Transactions in 2002 with Wien & Malkin were as follows:

Basic supervisory fee           $   24,000
Additional supervisory fee*        700,211
Other fees and disbursements        17,222
                                $  741,433

*Wien & Malkin receives an additional payment from Associates equal to 10% of distributions to participants for any year in excess of 14% on their cash investment of $7,000,000.


6.  Income Taxes

Net income is computed without regard to income tax expense since Associates does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.



                60 EAST 42ND ST. ASSOCIATES L.L.C.
                 (A Limited Liability Company)

            NOTES TO FINANCIAL STATEMENTS (Continued)



7.  Concentration of Credit Risk

Associates maintains cash balances in two banks, including cash segregated for payment of building improvement costs, and in a distribution account held by Wien & Malkin. The bank balances are insured by the Federal Deposit Insurance Corporation up to $100,000 each, and at December 31, 2002 approximately $8,431,000 was not insured. The distribution account held by Wien & Malkin is not insured. The funds held in the distribution account were paid to the participants on January 1, 2003.


8. Contingencies

Wien & Malkin and Peter L. Malkin, a member in Associates, have been engaged in a dispute proceeding with Helmsley-Spear, Inc. commenced in 1997 concerning the management, leasing and supervision of the property subject to the net lease, in which Wien & Malkin and Mr. Malkin have sought an order removing Helmsley-Spear. In this connection, certain costs for legal and professional fees and other expenses have been paid and incurred by Wien & Malkin and Mr. Malkin, and additional costs are expected to be incurred.
Wien & Malkin and Mr. Malkin have represented that such costs will be recovered only to the extent that (a) a competent tribunal authorizes payment or (b) an investor voluntarily agrees that his or her proportionate share be paid. Accordingly, Associates' allocable share of such costs is as yet undetermined, and Associates has not provided for the expense and related liability with respect to such costs in these financial statements.

The original action was commenced in June 1997 and was referred to arbitration. The March 30, 2001 decision of the arbitrators, which was confirmed by the court, (i) reaffirms the right of the investors in the Lessee to vote to terminate Helmsley-Spear without cause, (ii) dismisses Helmsley-Spear's claims against Wien & Malkin and Peter L. Malkin, and (iii) rejects the termination of Helmsley-Spear for cause. The parts of the decision under appeal were affirmed by the Appellate Division on December 5, 2002, and were further appealed by Wien & Malkin and Mr. Malkin on January 13, 2003.

In January 1998, Irving Schneider, who is one of the controlling principals of Helmsley-Spear and has no record or beneficial interest in Associates or the Lessee, brought litigation against Associates' supervisor, Wien & Malkin and Peter L. Malkin (or his affiliate), claiming misconduct and seeking damages and disqualification from performing services for the Lessee. In March 2002, the court dismissed Mr. Schneider's claims. Mr. Schneider has appealed this dismissal. Wien & Malkin and Mr. Malkin are defending against these claims.

At the Lessee's May 20, 2002 special meeting, a vote of the investors was conducted on proposals for the removal without cause of Helmsley-Spear as managing and leasing agent and its replacement by one or a combination of designated independent firms (Cushman & Wakefield, Insignia/ESG, and Newmark Realty), including payment by the Lessee of the expenses for the preparation of the solicitation statement, the solicitation of votes, and the implementat-ion of the new program. On May 21, 2002, the proponents of the proposals, Peter L. Malkin and Wien & Malkin, filed a court application to determine and confirm all investors' votes for removal without cause and replacement and to set the final date for Helmsley-Spear's termination. Helmsley-Spear filed objections, and on September 10, 2002 the court confirmed such votes and ruled that Helmsley-Spear has been discharged and must effect an orderly transition and departure within 60 days. As of November 20, 2002, Helmsley-Spear is no longer the managing and leasing agent and has been replaced by Newmark & Company. Helmsley-Spear continues to pursue its appeal.



                60 EAST 42ND ST. ASSOCIATES L.L.C.
                (A Limited Liability Company)

             NOTES TO FINANCIAL STATEMENTS (Continued)



8. Contingencies (continued)

In accordance with the Lessee's May 20, 2002 vote, the expenses for the preparation of the solicitation statement, the solicitation of votes and the implementation of the new program are being paid by the Lessee. Such payments have totaled $241,587 to December 31, 2002, including $72,052 to Wien & Malkin plus disbursements of $6,850.



9. Building Improvements Program and Agreement to Extend Lease

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

The Lessee is financing the Program and billing Associates for the costs incurred. The Program (1) grants the ownership of the improvements to Associates and acknowledges its intention to finance them through an increase in the fee mortgage (Note 3), and (2) allows for the increased mortgage charges to be paid by Associates from an equivalent increase in the basic rent paid by the Lessee to Associates. Since any overage rent will be decreased by one-half of that amount, the net effect of the lease modification is to have Associates and the Lessee share the costs of the Program equally, assuming overage rent continues to be earned.

The 1999 consent authorized the members of 60 East 42nd St. Associates L.L.C. who act as agents for the participant investors (the "Agents") to give additional extension rights to the Lessee beyond the September 30, 2033 expiration date (Note 4) to September 30, 2083 upon completion of the Program, and to later date(s) for consideration and upon such terms as the Agents deem appropriate for the benefit of Associates.



10. Receipt of Warrants and Stock in Telecommunications Companies

In 2000, the Lessee received shares of common stock and warrants from certain unrelated companies in exchange for permission for those companies to provide high speed internet access and other telecommunication services to the building. Associates received an equal amount of shares and warrants. The Lessee will receive from 5% to 10% of the revenues generated by such services from advertising and subscriptions with tenants of the building. There are restrictions as to the transfer of the stock, and neither the warrants nor the stock have an ascertainable value as of the balance sheet date. Accordingly, the accompanying financial statements do not reflect any value for these securities.