Form 10-K, Exhibit 13
period 2002-12-31
60 EAST 42ND STREET ASSOCIATES
filed 2003-04-15
CIK 90794

[LETTERHEAD OF WIEN & MALKN LLP]





							November 29, 2002

TO PARTICIPANTS IN 60 EAST 42nd ST. ASSOCIATES L.L.C.:

        We enclose the operating report of the lessee, Lincoln Building Associa-tes, for the fiscal year of the lease ended September 30, 2002. The lessee reported profit of $13,889,578 subject to additional rent for the lease year ended September 30, 2002, as against profit of $16,115,379 subject to additional rent for the lease year ended September 30, 2001. Additional rent for the lease year ended September 30, 2002 was $7,998,589. $1,053,800 at $87,817 per
month was advanced against additional rent so that the balance of additional rent is $6,944,789.

	Although total income of the lessee this lease year increased by approximately $1,200,000 over last year, additional costs, primarily attribut-able to insurance, basic rent, tenant installations and leasing commissions, resulted in a reduction in this year's additional rent distribution.

        Wien & Malkin LLP receives an additional payment for supervisory services of 10% of distributions in excess of 14% per annum on the cash investment. After deducting $16,480 for fees and costs relating to the conversion of 60 East 42nd St. Associates to a limited liability company, including $15,330 to Wien & Malkin LLP, as approved by the participants, $6,928,309 is available for distribution. Accordingly, Wien & Malkin LLP received $692,831 of the additional rent and the balance of $6,235,478 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment to Wien & Malkin LLP and distribution are enclosed.

	The additional distribution of $6,235,478 represents a return of about 89.1% on the cash investment of $7,000,000. Regular monthly distribut-ions are at the rate of about 14.9% a year, so that distributions for the year ending December 31, 2002 will be about 104.0% per annum.

        If you have any question about the enclosed material, please communi-cate with the undersigned.

                                        Cordially yours,

                                        WIEN & MALKIN LLP

                                        By:  Stanley Katzman
SK:fm
Encs.

                60 East 42nd St. Associates L.L.C.
               Computation of Additional Payment for
              Supervisory Services and Distribution
            For the Lease Year Ended September 30, 2002


Secondary additional rent                                        $6,944,789

Primary additional rent, 2002
  Monthly distributions at about 14.9% per annum
  on $7,000,000 original investment                 $1,046,420
  Additional monthly payment to Wien & Malkin LLP        7,380    1,053,800
                                                                  7,998,589
Less: Fees and costs relating to the conversion of
60 East 42nd St. Associates to a limited liability company,
including $15,330 to Wien & Malkin LLP, as approved by
the participants                                                     16,480

Total rent to be distributed                                      7,982,109

Less: 14% return on $7,000,000 investment                           980,000

Subject to additional payment at 10% to Wien & Malkin LLP	$ 7,002,109

Additional payment at 10%                                       $   700,211

Paid to Wien & Malkin LLP as advance for additional payment           7,380

Balance of additional payment to Wien & Malkin LLP              $   692,831

Summary:

Additional distribution to participants                         $ 6,235,478
Payment to Wien & Malkin LLP, as above                              692,831

Total secondary additional rent available for distribution
 to participants and payment to Wien & Malkin LLP               $ 6,928,309





[LETTERHEAD OF ROGOFF & COMPANY, P.C.
 CERTIFITED PUBLIC ACCOUNTANTS]


Lincoln Building Associates
60 East 42nd Street
New York, New York 10165


We have compiled a special-purpose statement of income and expense of Lincoln Building Associates for the lease year ended September
30, 2002 for the determination of additional rent due to 60 East
42nd St. Associates L.L.C. in accordance with paragraph 2(B) of the lease, as modified, between Lincoln Building Associates and 60 East 42nd
St. Associates L.L.C. Such report is not intended to be a presentation in conformity with generally accepted accounting principles. Our engagement was conducted in accordance with Statements for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting, in the form of financial statements, information that is representation of management. We have not audited or reviewed the accompanying special-purpose financial statement and , accordingly, do not express an opinion or any other form of assurance on it.


This report is intended solely for the information and use of the managements of Lincoln Building Associates and 60 East 42nd St.
Associates L.L.C., and should not be used for any other purpose.




New York, New York
October 31, 2002



                Lincoln Building Associates
         Special Purpose Statement of Income and Expense
           October 1,2001 through September 30, 2002


Income:
   Rent income                          $ 35,940,039
   Net electric income                     1,021,173
   Other income                            1,371,471

Total Income                                            $ 38,332,683

Expenses:
   Basic rent expense                      1,912,979
   Real estate taxes                       5,652,924
   Labor costs                             6,724,889
   Repairs, supplies and improvements      5,143,605
   Steam                                     664,167
   Management and leasing                  1,481,707
   Professional fees                         691,651
   Insurance                                 343,885
   Water and sewer charges                   120,453
   Miscellaneous                             653,045

Total Expenses                                           23,389,305

Net Income subject to additional rent                    14,943,378

Less, Net income subject to primary
   additional rent                                        1,053,800

Net Income Subject to secondary additional rent         $13,889,578

Secondary additional rent at 50%                        $ 6,944,789


Computation of Additional Rent due Landlord:
  Primary additional rent                               $ 1,053,800
  Secondary additional rent                               6,944,789

Total Additional rent                                     7,998,589

Less, Advances against additional rent                    1,053,800

Additional rent due landlord                            $ 6,944,789









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