Form 10-K, Exhibit 13
period 2003-12-31
60 EAST 42ND STREET ASSOCIATES
filed 2004-04-19
CIK 90794

[LETTERHEAD OF WIEN & MALKIN LLP]

April 15, 2004

To Members and Participants in 60 East 42nd St. Associates L.L.C.

Federal Identification Number 13-6077181

We enclose the annual report of 60 East 42nd St. Associates L.L.C. ("Associates") for the year 2003. Associates, which is treated as a partnership for income tax purposes, owns the premises at 60 East 42nd Street (the Lincoln Building), and at 301 Madison Avenue, New York City.

The reported income for 2003 was $6,091,606 which was less than distributions of $6,715,786. The difference is treated as a return of capital investment, rather than as taxable income, and results from depreciation of building improvements and amortization of mortgage refinancing costs. Taking into account that a portion of prior distributions constituted a return of capital, the book value on December 31, 2003 of an original cash investment of $10,000 was a deficit balance of $9,653.

Monthly distributions during 2003 totaled $1,046,420, or about 14.9% per annum on the original cash investment of $7,000,000. The distributions were made possible by advances from the lessee against additional rent aggregating $1,053,800.

Additional rent for the lease year ended September 30, 2003 was $7,553,796, or an excess of $6,499,996 over the advances of $1,053,800. Wien & Malkin LLP received $629,930, $200,700 was deducted for advances by Associates for payment of New York State 2004 estimated income tax for non-resident individual investors and payment of annual New York State limited liability company filing fees and the balance of the excess rent of $5,669,366 was distributed to the participants on November 30, 2003. The additional distribution of $5,669,366 represented an annual return of about 81% on the cash investment of $7,000,000, so that total distributions for 2003 were at the rate of about 95.9% per annum.

Schedule K-1 form(s) (Form 1065), containing 2003 tax information, were mailed to the participants on March 23, 2004.

Please retain this letter and the enclosed Schedule K-1 form(s) for the preparation of your income tax returns for the year 2003.

If you have any question about the enclosed material please communicate with our office.

Cordially yours,

WIEN & MALKIN LLP

By: Mark Labell

Encs.

[LETTERHEAD OF J.H. COHN LLP]

INDEPENDENT ACCOUNTANTS' REPORT

To the participants in 60 East 42nd St. Associates L.L.C. (a limited liability company):

We have audited the accompanying balance sheet of 60 East 42nd St. Associates L.L.C. ("Associates") as of December 31, 2003, and the related statements of income, members' deficiency and cash flows for the year then ended. These financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 60 East 42nd Street Associates L.L.C. as of December 31, 2003, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

New York, N.Y.

February 27, 2004

60 EAST 42ND ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

BALANCE SHEET

DECEMBER 31, 2003

Assets
Cash and cash equivalents available for operations:
Cash in banks and a money market fund	$ 446,637
Distribution account held by Wien & Malkin LLP	87,202
533,839

Cash segregated for payment of building improvement costs	6,546,242

Real estate at 60 East 42nd Street and
301 Madison Avenue, New York City:
Buildings	$16,960,000
Less:Accumulated depreciation	16,960,000	-
Building improvements and equipment	23,127,711
Less: Accumulated depreciation	2,789,978	20,337,733
Land		7,240,000

Mortgage refinancing costs	1,361,096
Less: Accumulated amortization	1,141,042	220,054

Total assets		$34,877,868

Liabilites and member's deficiency
Liabilites:
First mortgage		$12,020,814
Second mortgage		27,979,186
Due to lessee		789,874
Building and improvement costs payable		734,042
Accrued expenses		110,734

Total liabilities		41,634,650

Commitments and contingencies

Members' deficiency		(6,756,782)

Total liabilities and members' deficiency		$34,877,868

See accompanying notes to financial statements.

60 EAST 42ND ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2003

Income:
Basic rent income		$2,317,049
Additional rent income		7,553,796
Dividend income		316
Interest income		74,547

Total income		9,945,708

Expenses:
Interest on mortgages	$2,367,596
Supervisory services	661,310
Amortization of mortgage refinancing costs	264,081
Professional fees	9,850

Total expenses		3,302,837

Income before depreciation		6,642,871

Depreciation of building improvements and equipment		551,265

Net income		$6,091,606

See accompanying notes to financial statements.

60 EAST 42ND ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

STATEMENT OF MEMBERS' DEFICIENCY

YEAR ENDED DECEMBER 31, 2003

Members' deficiency, January 1, 2003		$(6,132,602)

Add, Net income for the year ended
December 31, 2003		6,091,606

		(40,996)

Less, Distributions:
Monthly distributions, January 1,
2003 through December 31, 2003	$1,046,420

Distribution on November 30, 2003 of
balance of additional rent for the
lease year ended September 30, 2003	5,669,366
		6,715,786

Members' deficiency,
December 31, 2003		$(6,756,782)

See accompanying notes to financial statements.

60 EAST 42ND ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2003

Cash flows from operating activities

Net income	$ 6,091,606

Adjustments to reconcile net income to net
cash provided by operating activities:

Depreciation of building improvements and equipment	551,265
Amortization of mortgage refinancing costs	264,081

Net cash provided by operating activities	6,906,952

Cash flows from investing activities
Purchase of building improvements and equipment	(2,047,470)
Use of cash segregated for payment of building improvement costs	1,963,858

Net cash used in investing activities	(83,612)

Cash flows from financing activities
Change in amounts due to lessee	218,179
Monthly distributions to participants	(1,046,420)
Distribution on November 30, 2003 of balance of additional rent for the lease year ended September 30, 2003	(5,669,366)

Net cash used in financing activities	(6,497,607)

Net change in cash and cash equivalents	325,733

Cash and cash equivalents at beginning of year	208,106

Cash and cash equivalents at end of year	$ 533,839

Supplemental disclosure of cash flows information

Cash paid in 2003 for interest	$ 2,367,596

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

2. Summary of Significant Accounting Policies

Cash and cash equivalents

Cash and cash equivalents include investments in money market funds and all highly liquid debt instruments purchased with a maturity of three months or less when acquired.

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

In connection with the building improvements program which began in 1999 (see Note 9), costs totaling $21,553,576 at December 31, 2003 have been incurred for new building improvements ($21,423,576) and equipment ($130,000) which have been put into service. Depreciation on these assets is provided primarily using the straight-line method over an estimated useful life of 39 years for building improvements and 7 years for equipment.

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

The second mortgage called for the first $7,000,000 of loan proceeds advanced through September 30, 2000 to bear interest at the rate of 8.21% per annum through the term of the loan. All loan proceeds advanced after September 30, 2000 initially bore interest at a Floating Rate, defined to be either the prime rate, a U.S. Treasury based rate or a LIBO-based rate, as selected by Associates. On October 1, 2002, in accordance with the terms of the mortgage, the Floating Rate interest on the entire $20,979,186 balance of second mortgage was converted to a fixed rate of 3.39%. Monthly payments for debt service on the entire second mortgage are interest only. The second mortgage also matures on October 31, 2004.

As of December 31, 2003, Associates was holding approximately $6,500,000 of the second mortgage loan proceeds set aside to pay for the Program.

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

For the lease year ended September 30, 2003 the Lessee reported additional rent of $7,553,796, based on an operating profit of $12,999,992 subject to additional rent.

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

  Related Party Transactions

    Rent income

    All rent income is received by Associates from the Lessee, a related party. Beneficial interests in the Lessee are held by one or more persons at Wien & Malkin LLP, their family members, and/or trusts, limited liability companies, or similar entities owned for their family members.

    Supervisory services

Supervisory services are provided to Associates by its supervisor, Wien & Malkin, a related party in which Peter L. Malkin, a member in Associates, has an interest. Beneficial interests in Associates are held by one or more persons at Wien & Malkin, their family members, and/or trusts, limited liability companies or similar entities owned for their family members.

Transactions in 2003 with Wien & Malkin were as follows:

Basic supervisory fee $ 24,000

Additional supervisory fee 637,310

$661,310

6. Income Taxes

Net income is computed without regard to income tax expense since Associates does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.

7. Concentration of Credit Risk

Associates maintains cash balances in two banks, including cash segregated for payment of building improvement costs, and in a distribution account held by Wien & Malkin LLP. In addition, it maintains cash in a Fidelity money market fund (U.S. Treasury Portfolio). The bank balances are insured by the Federal Deposit Insurance Corporation up to $100,000 each, and at December 31, 2003 approximately $6,592,000 was not insured. The distribution account held by Wien & Malkin and the money market fund are not insured. The funds held in the distribution account were paid to the participants on January 1, 2004.

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

The original action was commenced in June 1997 and was referred to arbitration. The March 30, 2001 decision of the arbitrators, which was confirmed by the court, (i) reaffirms the right of the investors in the Lessee to vote to terminate Helmsley-Spear without cause, (ii) dismisses Helmsley-Spear's claims against Wien & Malkin and Peter L. Malkin, and (iii) rejects the termination of Helmsley-Spear for cause. The parts of the decision under appeal were initially affirmed by the Appellate Division, and the New York Court of Appeals declined to review such ruling. On October 6, 2003, the United States Supreme Court granted Wien & Malkin's petition, vacated the judgement of the Appellate Division and remanded the case to the New York court for further consideration of the issues raised by Wien & Malkin's appeal.

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

At the Lessee's May 20, 2002 special meeting, a vote of the investors was conducted on proposals for the removal without cause of Helmsley-Spear as managing and leasing agent and its replacement by one or a combination of designated independent firms (Cushman & Wakefield, CB Richard Elllis, and Newmark Realty), including payment by the Lessee of the expenses for the preparation of the solicitation statement, the solicitation of votes, and the implementation of the new program. On May 21, 2002, the proponents of the proposals, Peter L. Malkin and Wien & Malkin, filed a court application to determine and confirm all investors' votes for removal without cause and replacement and to set the final date for Helmsley-Spear's termination. Helmsley-Spear filed objections, and on September 10, 2002 the court confirmed such votes and ruled that Helmsley-Spear has been discharged and must effect an orderly transition and departure within 60 days. Helmsley-Spear's September 27, 2002 motion in the Appellate Division to stay the Court's ruling pending an appeal was denied on October 31, 2002. Helmsley-Spear's appeal was rejected by the Appellate Division in its February 20, 2003 decision, which affirmed the Court's confirmation of the votes and Helmsley-Spear's termination. In August 2003 the Appellate Division granted Helmsley-Spear's application for rehearing and issued a new opinion confirming the termination of Helmsley-Spear at the property. In January 2004, the Appellate Division denied Helmsley-Spear's application for further rehearing. As of November 20, 2002, Helmsley-Spear is no longer the managing and leasing agent and has been replaced by Newmark & Company. Helmsley-Spear continues to pursue its appeal.

60 EAST 42ND ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

8. Contingencies (concluded)

In accordance with the Lessee's May 20, 2002 vote, the expenses for the preparation of the solicitation statement, the solicitation of votes and the implementation of the new program are being paid by the Lessee. Such payments have totaled $278,094 to December 31, 2003, including $75,000 to Wien & Malkin plus disbursements of $1,824.

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