Form 10-K, Exhibit 13
period 2003-12-31
60 EAST 42ND STREET ASSOCIATES
filed 2004-04-19
CIK 90794

[Wien & Malkin LLP Letterhead]

November 30, 2003

TO PARTICIPANTS IN 60 EAST 42nd ST. ASSOCIATES L.L.C. ("Associates"):

We enclose the operating report of the lessee, Lincoln Building Associates L.L.C., for the fiscal year of the lease ended September 30, 2003. The lessee reported profit of $12,999,992 subject to additional rent for the lease year ended September 30, 2003, as against profit of $13,889,578 subject to additional rent for the lease year ended September 30, 2002. Additional rent for the lease year ended September 30, 2003 was $7,553,796. $1,053,800 at $87,817 per month was advanced against additional rent so that the balance of additional rent is $6,499,996.

Although total gross income of the lessee this lease year increased by approximately $1,450,000 over last year, additional costs, primarily for real estate taxes, insurance, basic rent, steam expense and tenant installations, resulted in a reduction in this year's additional rent distribution. The increase in gross income is mainly attributable to increased real estate tax escalation billings resulting from the increase in real estate taxes.

Wien & Malkin LLP receives an additional payment for supervisory services of 10% of distributions in excess of 14% per annum on the original cash investment of $7,000,000. After reserving $200,000 for advances by Associates for payment of New York State 2004 estimated tax for non-resident individual investors (to be recouped from future distributions to these investors), and payment of annual New York State LLC filing fees of $700, $6,299,296 is available for distribution. Accordingly, Wien & Malkin LLP received $629,930 of the additional rent and the balance of $5,669,366 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment to Wien & Malkin LLP and distribution are enclosed.

The additional distribution of $5,669,366 represents a return of about 81.0% on the original cash investment of $7,000,000. Regular monthly distributions are at the rate of about 14.9% a year, so that distributions for the year ending December 31, 2003 will be about 95.9% per annum.

If you have any question about the enclosed material, please communicate with the undersigned.

Cordially yours,

WIEN & MALKIN LLP

By: Mark Labell

ML:dm

Encs.

60 East 42nd St. Associates L.L.C.
Computation of Additional Payment for
Supervisory Services and Distribution
For the Lease Year Ended September 30, 2003

	Secondary additional rent		$ 6,499,996

	Primary additional rent 2003
	Monthly distributions at about 14.9% per annum on $7,000,000 original investment	$ 1,046,420

	Additional monthly payment to Wien & Malkin LLP	7,380	1,053,800
			7,553,796
Less:	Reserve for advances by Associates for payment of 2004 New York State estimated tax for non-resident individual investors	$ 200,000
	NYS 2004 LLC filing fee	700	200,700

	Total rent to be distributed		7,353,096

	Less: 14% return on $7,000,000 investment		980,000

	Subject to additional payment at 10% to Wien & Malkin LLP		$ 6,373,096

	Additional payment at 10%		$ 637,310

	Paid to Wien & Malkin LLP as advance for additional payment		7,380

	Balance of additional payment to Wien & Malkin LLP		$ 629,930

	Summary:
	Additional distribution to participants		$ 5,669,366
	Payment to Wien & Malkin LLP, as above		629,930

Total secondary additional rent available for distribution to participants and payment to Wien & Malkin LLP			$ 6,299,296

Anchin, Block & Anchin LLP Accountants and Consultants

1375 Broadway

New York, New York 10018 (212) 840-3456

FAX (212) 840-7066

ACCOUNTANTS' COMPILATION REPORT

TO THE MEMBERS OF

LINCOLN BUILDING ASSOCIATES L.L.C.:

We have compiled the accompanying special-purpose statement of income and expense of Lincoln Building Associates L.L.C. (a limited liability company) ("Associates") for the lease year ended September 30, 2003 in accordance with standards established by the American Institute of Certified Public Accountants.

A compilation is limited to presenting information that is the representation of management. We have not audited or reviewed the accompanying special-purpose statement and, accordingly, do not express an opinion or any other form of assurance on it.

The accompanying special-purpose statement of income and expense was prepared for the determination of additional rent due to 60 East 42nd St. Associates L.L.C. in accordance with paragraph 2(B) of the lease, as modified, between Associates and 60 East 42nd St. Associates L.L.C, and is not intended to be a presentation in conformity with generally accepted accounting principles.

This report is intended solely for the information and use of the managements of Associates and 60 East 42nd St. Associates L.L.C., and should not be used for any other purpose.

Anchin, Block & Anchin LLP

New York, New York

November 5, 2003

Lincoln Building Associates L.L.C.
Special Purpose Statement of Income and Expense
October 1, 2002 through September 30, 2003

Income:
Rent income	$37,425,659
Net electric income	1,108,881
Other income	1,259,789

Total Income		$39,794,329

Expenses:
Basic rent expense	2,302,103
Real estate taxes	6,970,257
Labor costs	6,595,746
Repairs, supplies and improvements	5,201,559
Steam	932,101
Management and leasing	1,726,060
Professional fees	578,137
Insurance	644,487
Water and sewer charges	196,527
Miscellaneous	593,560

Total Expenses		25,740,537

Net Income subject to additional rent		14,053,792
Less, Net Income subject to primary
additional rent		1,053,800

Net Income subject to secondary additional rent		$12,999,992

Secondary additional rent at 50%		$6,499,996

Computation of Additional Rent due Landlord:
Primary additional rent		$1,053,800
Secondary additional rent		6,499,996

Total Additional rent		7,553,796

Less, Advances against additional rent		1,053,800

Additional rent due Landlord		$6,499,996

Note 1 - The lease as modified effective January 1, 1977 provides for additional rent, as follows:
Additional rent equal to the first $1,053,800 of the Lessee's net operating income, as defined, in each lease year.

Further additional rent equal to 50% of the Lessee's remaining net operating income, as defined, in each lease year.

See accompanying Accountants' Compilation Report.