Form 10-K, Exhibit 13
period 2004-12-31
60 EAST 42ND STREET ASSOCIATES
filed 2005-04-19
CIK 90794

Wien & Malkin LLP

LINCOLN BUILDING

60 EAST 42ND STREET

NEW YORK, NEW YORK 10165-0015

TELEPHONE: (212) 687-8700

TELECOPIER: (212) 986-7679

November 30, 2004

TO PARTICIPANTS IN 60 EAST 42nd ST. ASSOCIATES L.L.C. ("Associates"):

We enclose the operating report of the lessee, Lincoln Building Associates L.L.C., for the fiscal year of the lease ended September 30, 2004. The lessee reported profit of $14,793,207 subject to additional rent for the lease year ended September 30, 2004, as against profit of $14,053,792 subject to additional rent for the lease year ended September 30, 2003. Additional rent for the lease year ended September 30, 2004 was $7,923,504. $1,053,800 at $87,817 per month was advanced against additional rent so that the balance of additional rent is $6,869,704.

Wien & Malkin LLP receives an additional payment for supervisory services of 10% of distributions in excess of 14% per annum on the cash investment. After reserving $700 for payment of the annual New York State limited liability company filing fee of $700, $6,869,004 is available for distribution. Accordingly, Wien & Malkin received $686,900 of the additional rent and the balance of $6,182,104 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment to Wien & Malkin and distribution are enclosed.

The additional distribution of $6,182,104 represents a return of about 88.3% on the original cash investment of $7,000,000. Regular monthly distributions are at the rate of about 14.9% a year, so that distributions for the year ending December 31, 2004 will be about 103.2% per annum.

If you have any question about the enclosed material, please communicate with the undersigned.

Cordially yours,

WIEN & MALKIN LLP

By: Mark Labell

ML:dm

Encs.

60 East 42nd St. Associates L.L.C.
Computation of Additional Payment for
Supervisory Services and Distribution
For the Lease Year Ended September 30, 2004

Secondary additional rent			$ 6,869,704

Less:	NYS 2005 LLC filing fee		700
			6,869,004
Primary additional rent 2004
	Monthly distributions at about 14.9% per annum on $7,000,000 original investment	$ 1,046,420

	Additional monthly payment to Wien & Malkin	7,380	1,053,800
Total rent to be distributed			7,922,804

Less: 14% return on $7,000,000 investment			980,000

Subject to additional payment at 10% to Wien & Malkin			$ 6,942,804

Additional payment at 10%			$ 694,280

Paid to Wien & Malkin as advance for additional payment			7,380

Balance of additional payment to Wien & Malkin			$ 686,900

Summary:
	Additional distribution to participants		$ 6,182,104
	Payment to Wien & Malkin, as above		686,900

Total secondary additional rent available for distribution to participants and payment to Wien & Malkin			$ 6,869,004

Anchin, Block & Anchin LLP

Accountants and Consultants

1375 Broadway

New York, New York 10018

(212) 840-3456

FAX (212) 840-7066

ACCOUNTANTS COMPILATION REPORT

TO THE MEMBERS OF

    LINCOLN BUILDING ASSOCIATES L.L.C.:

We have compiled the accompanying special-purpose statement of income and expense of Lincoln Building Associates L.L.C. (a limited liability company) ("Associates") for the lease year ended September 30, 2004 in accordance with standards established by the American Institute of Certified Public Accountants.

A compilation is limited to presenting information that is the representation of management. We have not audited or reviewed the accompanying special-purpose statement and, accordingly, do not express an opinion or any other form of assurance on it.

The accompanying special-purpose statement of income and expense was prepared for the determination of additional rent due to 60 East 42nd St. Associates L.L.C. in accordance with the lease, as modified, between Associates and 60 East 42nd St. Associates L.L.C, and is not intended to be a presentation in conformity with generally accepted accounting principles.

This report is intended solely for the information and use of the managements of Associates and 60 East 42nd St. Associates, L.L.C., and should not be used for any other purpose.

Anchin, Block & Anchin LLP

New York, New York

November 8, 2004

Lincoln Building Associates L.L.C.
Special Purpose Statement of Income and Expense
Lease Year Ended 2004
Income:
Rent income	$39,049,270
Net electric income	857,337
Other income	958,222

Total Income		$40,864,829

Expenses:
Basic rent	2,330,787
Real estate taxes	7,751,323
Labor costs	6,473,808
Repairs, supplies and improvements	5,407,986
Steam	627,368
Management and leasing	1,634,804
Professional fees	741,785
Insurance	598,369
Water and sewer charges	24,809
Miscellaneous	480,583

Total Expenses		26,071,622

Net Income subject to additional rent		14,793,207
Less, Net Income subject to primary
Additional rent		1,053,800

Net Income subject to secondary additional rent		$13,739,407

Secondary additional rent at 50%		$6,869,704

Computation of Additional Rent due Landlord:
Primary additional rent		$1,053,800
Secondary additional rent		6,869,704

Total Additional rent		7,923,504

Less, Advances against additional rent		1,053,800

Additional rent due Landlord		$6,869,704

See accompanying Accounts' Compilation Report