Form 10-K, Exhibit 13
period 2005-12-31
60 EAST 42ND STREET ASSOCIATES
filed 2006-04-24
CIK 90794

[Wien & Malkin LLP Letterhead]

November 30, 2005

TO PARTICIPANTS IN 60 EAST 42nd ST. ASSOCIATES L.L.C. ("Associates"):

We enclose the operating report of the lessee, Lincoln Building Associates L.L.C., for the fiscal year of the lease ended September 30, 2005. The lessee reported profit of $15,074,5451 subject to additional rent for the lease year ended September 30, 2005, as against profit of $14,793,207 subject to additional rent for the lease year ended September 30, 2004. Additional rent for the lease year ended September 30, 2005 was $8,064,171. $1,053,800 at $87,817 per month was advanced against additional rent so that the balance of additional rent is $7,010,371.

Wien & Malkin LLP receives an additional payment for supervisory services of 10% of distributions in excess of 14% per annum on the cash investment. After reserving $700 for payment of the annual New York State limited liability company filing fee, of $700, $7,009,671 is available for distribution. Accordingly, Wien & Malkin received $700,967 of the additional rent and the balance of $6,308,704 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment to Wien & Malkin and distribution are enclosed.

The additional distribution of $6,308,704 represents a return of about 90.1% on the original cash investment of $7,000,000. Regular monthly distributions are at the rate of about 14.9% a year, so that distributions for the year ending December 31, 2005 will be about 105.0% per annum.

If you have any question about the enclosed material, please communicate with the undersigned.

Cordially yours,

WIEN & MALKIN LLP

By: Mark Labell

ML:dm

Encs.

60 East 42nd St. Associates L.L.C.

Computation of Additional Payment for

Supervisory Services and Distribution

For the Lease Year Ended September 30, 2005

Secondary additional rent		$ 7,010,371

Less: NYS 2005 LLC filing fee		700
		7,009,671
Primary additional rent 2005
Monthly distributions at about 14.9% per annum on $7,000,000 original investment	$1,046,420

Additional monthly payment to Wien & Malkin	7,380	1,053,800
Total rent to be distributed		8,063,471

Less: 14% return on $7,000,000 investment		980,000

Subject top additional payment at 10% to Wien & Malkin		$ 7,083,471

Additional payment at 10%		$ 708,347

Paid to Wien & Malkin as advance for additional payment		7,380

Balance of additional payment to Wien & Malkin		$ 700,967

Summary:
Additional distribution to participants		$ 6,308,704
Payment to Wien & Malkin, as above		700,967

Total secondary additional rent available for distribution to participants and payment to Wien & Malkin		$ 7,009,671

Established 1923

Anchin, Block & Anchin LLP

Accountants and Consultants

1375 Broadway

New York, New York 10018

(212) 840-3456

FAX (212) 840-7066

ACCOUNTANTS' COMPILATION REPORT

TO THE MEMBERS OF

    LINCOLN BUILDING ASSOCIATES L.L.C.:

We have compiled the accompanying special-purpose statement of income and expense of Lincoln Building Associates L.L.C. (a limited liability company) ("Associates") for the lease year ended September 30, 2005 in accordance with standards established by the American Institute of Certified Public Accountants.

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

New York, New York

November 14, 2005

Lincoln Building Associates L.L.C.

Special Purpose Statement of Income and Expense

Lease Year Ended (2005 & 2004)
Income:	L/Y/E 9/30/05		L/Y/E 9/30/04
Rent income	$ 38,390,929		$ 39,049,270
Net electric income	867,253		857,337
Other income	891,339		958,222

Total Income		$ 40,149,521		$ 40,864,829

Expenses:
Basic rent	2,675,488		2,330,787
Real estate taxes	8,667,433		7,751,323
Labor costs	6,612,078		6,473,808
Repairs, supplies and improvements	3,131,056		5,407,986
Steam	724,656		627,368
Management and leasing	946,057		1,634,804
Professional fees	998,428		741,785
Insurance	605,477		598,369
Water and sewer charges	138,706		24,809
Miscellaneous	575,601		480,583

Total Expenses		25,074,980		26,071,622

Net Income subject to additional rent		15,074,541		14,793,207
Less, Net Income subject to primary additional rent		1,053,800		1,053,800

Net income subject to secondary additional rent		$ 14,020,741		$ 13,739,407

Secondary additional rent at 50%		$ 7,010,371		$ 6,869,704

Computation of Additional rent due Landlord:
Primary additional rent		$ 1,053,800		$ 1,053,800
Secondary additional rent		7,010,371		6,869,704

Total Additional rent		8,064,171		7,923,504

Less, Advances against additional rent		1,053,800		1,053,800
Additional rent due Landlord		$ 7,010,371		$ 6,869,704

See accompanying Accounts' Compilation Report